Exhibit 2.1

Execution Version

ACQUISITION AGREEMENT

by and among

ATLANTIC INTERNATIONAL CORP.,

AXIOM PARTNERS GMBH,

and

CIRCLE8 GROUP B.V.

as of:

Dated January 22, 2026

i

ANNEXES AND EXHIBITS

Annexes

Annex A Definitions

Appendix

Appendix 1 Circle8 Group Subsidiaries

Exhibits

A – Form of Convertible Note

B – Form of Employment Agreement

C – Organization Chart of Circle8 Group

ii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is made as of January 22, 2026 (the “Agreement Date”), by and among Atlantic International Corp., a Delaware corporation (“Atlantic”), Axiom Partners GmbH, a company organized under the laws of the Swiss Republic (“Axiom”) and Circle8 Group B.V., a company organized under the laws of the Netherlands (“Circle8”). Each of Atlantic, Axiom and Circle8 are hereinafter referred to as a “Party,” and collectively as the “Parties.”

RECITALS

A. Axiom owns 100% of the outstanding equity of Circle8 (the “Circle8 Equity”) and operates Circle8 and the entities listed on Appendix 1 attached hereto (collectively, the “Circle8 Group”);

B. Circle8 Group is engaged in the business of providing IT staffing and recruiting professionals in the subdisciplines of IT/Tech, such as AI, security and automation in Europe (the “Business”);

C. On the Closing Date, Axiom wishes to sell to Atlantic, and Atlantic wishes to acquire from Axiom, the Circle8 Equity on the terms and conditions set forth herein (the “Acquisition”);

D. On January 12, 2026 the Atlantic Board reviewed and evaluated this Agreement and the Contemplated Transactions (including the Ancillary Documents) and has determined that the execution of this Agreement, the Ancillary Documents and the consummation of the Contemplated Transactions are in the best interests of Atlantic and its stockholders; and

E. Concurrently with entering into this Agreement, Atlantic, Axiom and the other parties thereto are entering into the Initial Voting Agreements.

AGREEMENTS

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
Definitions

1.1 Definitions. Unless otherwise defined herein, certain capitalized terms used herein have the meanings set forth in Annex A attached hereto.

1.2 Accounting Principles. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with U.S. GAAP or, with respect to provisions relating to Circle8 Group, IFRS.

Article II
The Acquisition

2.1 The Acquisition.

(a) The Acquisition. Subject to the terms and conditions set forth herein, at the Closing, Axiom will sell and transfer the Circle8 Equity to Atlantic, and Atlantic shall purchase and acquire from Axiom the Circle8 Equity in exchange for the Purchase Price specified in Section 2.2, through the execution of a notarial deed of transfer on the Closing Date (the “Deed of Transfer”) in a form reasonably satisfactory to Atlantic and Axiom.

(b) Pre-Closing Transfer. The Parties hereby acknowledge and agree that, prior to Closing, Axiom will sell, assign and transfer to Circle8 all of the issued and outstanding equity interests in Circle 8 GmbH (“Circle8 Germany”) and Circle8 Switzerland AG (“Circle8 Switzerland”), for an aggregate consideration equal to EU 70,000,000, which consideration shall be satisfied in full by way of set-off against outstanding intra-group receivables or similar indebtedness debt owed by Axiom to Circle8 (or any of its Subsidiaries), with no cash payment required in respect thereof, and upon giving effect thereto, Circle8 Germany and Circle8 Switzerland shall be deemed part of the Circle8 Group as of the Closing for all purposes of this Agreement (the “Pre-Closing Transfer”).

2.2 Purchase Price. (a) The aggregate consideration delivered to Axiom (the “Purchase Price”) for the Circle8 Equity shall equal fifty (50%) percent of the shares of Atlantic Common Stock on a Fully Diluted Basis, which shall be delivered at the Closing as follows:

(i) Atlantic shall issue to Axiom (or its designated Affiliate), a number of shares equal to 19.99% of the issued and outstanding shares of Atlantic Common Stock as of 12:01 a.m. on the Closing Date (the “Initial Share Consideration”) in compliance with Nasdaq Listing Rule 5635(d); and

(ii) Atlantic shall issue a convertible loan note to Axiom (or its designated Affiliate) in the form attached as Exhibit A (the “Convertible Note”) in a principal amount equal to (i) the aggregate shares of Atlantic Common Stock on a Fully Diluted Basis multiplied by 0.5, minus (ii) the shares of Atlantic Common Stock issued to Axiom pursuant to Section 2.2(a)(i) (the “Convertible Note Consideration”);

(iii) Any shares issuable (including the Initial Share Consideration and the Convertible Note Consideration) by Atlantic to Axiom (or its designees) shall be issued to the account designed by Axiom.

(b) Additional Issuance. In the event that the Convertible Promissory Note (the “IDC Promissory Note”), issued on June 18, 2024, as amended, to IDC Technologies, Inc. (as assigned) (the “Note Counterparty”) is converted to shares of Atlantic Common Stock at the election of the Note Counterparty, Atlantic shall, subject to receipt of the Required Company Stockholder Approval, issue additional shares of Atlantic Common Stock to Axiom (or its assignees) such that Axiom receives the same number of shares of Atlantic Common Stock pursuant to Section 2.2(a) that it would have been entitled to if the number of shares issued to the Note Counterparty pursuant to the IDC Promissory Note had been reflected in the calculation of Atlantic Common Stock on a Fully Diluted Basis (the “Contingent Share Consideration”). The Parties agree to treat any additional issuance of shares of Atlantic pursuant to this Section 2.2(b) as an adjustment to the Purchase Price for all applicable Tax purposes and agree to file all applicable Tax Returns consistent with such treatment. Atlantic shall not, without the prior written consent of Axiom, agree to a voluntary conversion of the IDC Promissory Note (or any portion thereof) or any other share issuance to the Note Counterparty or its affiliates or designees.

2.3 Earnout Opportunity.

(a) Earnout Statement. In addition to the Purchase Price, Atlantic shall pay to Axiom a one time earnout amount equal to USD $2.5 million (the “Earnout Amount”) in the event that Circle8 Group records greater than EU 600,000,000 in revenue in the calendar year 2026 (the “Circle8 2026 Revenue”) calculated in accordance with GAAP or IFRS and determined based on the audited financial statements of Circle8 Group completed by a PCAOB registered independent accounting firm (the “2026 Circle8 Group Audited Financial Statements”). Atlantic shall use reasonable best efforts to obtain the 2026 Circle8 Group Audited Financial Statements prior to March 31, 2027 at its sole cost and expense. No later than March 31, 2027, Atlantic shall, if the 2026 Circle8 Group Audited Financial Statements reflect a Circle8 2026 Revenue of greater than EU 600,000,000, pay to Axiom an amount in cash equal to the Earnout Amount by wire transfer of immediately available funds into an account or accounts designated by Axiom.

(b) In no event will Atlantic be entitled to set-off the Earnout Amount against any amounts Atlantic may be owed, or may allege to be owed, by Axiom or its Affiliates under this Agreement or otherwise.

(c) Atlantic will, and will cause its Affiliates to, maintain separate books of account and records reasonably sufficient to track and record the Circle8 2026 Revenue separately from the revenue of the other businesses of Atlantic and its Affiliates.

(d) Throughout calendar year 2026, (A) Atlantic will cause the Circle8 Group to continue to conduct the Business in a commercially reasonable manner and will use its reasonable best efforts to maximize the Circle8 2026 Revenue; (B) the Business must be transacted through the Circle8 Group, and cannot be transacted through any other Affiliate of Atlantic (unless Atlantic agrees to consolidate the relevant financial results of such Affiliates for purposes of calculating the Circle8 2026 Revenue), and (C) if Atlantic or any of its Affiliates acquires any new business or engages in any new or additional lines of business that are similar or adjacent to, or incorporate Intellectual Property of or associated with, the Business, the relevant financial results associated with such new or additional lines of business will be consolidated with the results of the Circle8 Group for purposes of calculating the Circle8 2026 Revenue.

(e) Atlantic will not do or omit to do anything, the intention of which is to hinder or prevent Circle8 Group from generating Circle8 2026 Revenue or to avoid payment of the Earnout Amount. Without limiting the generality of the foregoing, Atlantic will not take any actions for the purpose of deferring revenue or sales from calendar year 2026 until a later period.

(f) If, during calendar year 2026, (i) Atlantic effects a disposition (directly or indirectly, whether by sale, merger, restructuring, transfer, lease, license or otherwise) of all or any material portion of the Circle8 Group or the Business, whether in one transaction or a series of transactions, (ii) an Insolvency Event of Atlantic occurs, or (iii) Mr. Franke is removed without Cause or terminates his employment for Good Reason (each as defined in his Employment Agreement attached hereto as Exhibit B) from any of his positions with Atlantic or Circle8 Group, then, notwithstanding anything in this Section 2.3 to the contrary, the Earnout Amount shall become immediately due and payable.

(g) Any amounts paid by Atlantic to Axiom pursuant to this Section 2.3 shall be treated as an adjustment to the Purchase Price for U.S. federal and state and foreign income Tax purposes, and the parties shall file all Tax Returns consistent with this treatment, unless otherwise required by Law.

2.4 Profit Payment. In addition to the Purchase Price, Atlantic shall pay to Axiom a one time payment (if greater than $0) equal to the net profit of Circle8 Group as set forth on the Circle8 Group Financial Statements for the year ending December 31, 2025 minus the aggregate Liquidity Payments made to Circle8 Group in calendar year 2026 (the “Profit Payment Amount”). Upon the earlier of (i) sufficient funds of Atlantic to pay the Profit Payment Amount, as determined in good faith by Atlantic and Axiom, and (ii) three years following the Closing Date, Atlantic shall pay to Axiom an amount in cash equal to the Profit Payment Amount by wire transfer of immediately available funds into an account or accounts designated by Axiom. Atlantic shall provide information reasonably requested by Axiom to provide a reasonable basis to calculate Atlantic’s and Circle8 Group’s cash position and availability of sufficient funds to pay the Profit Payment Amount, and will not do or omit to do anything, the intention of which is to avoid payment of the Profit Payment Amount within three years following the Closing Date.

2.5 The Share Consideration. The Atlantic Common Stock comprising the Initial Share Consideration, the Atlantic Common Stock to be issued pursuant to the Convertible Note (once issued) and the Contingent Share Consideration (if and when issued) (collectively, the “Share Consideration”) will rank pari passu in all respects with the existing Atlantic Common Stock, including the right to receive all dividends declared, made, or paid after the Closing Date. The Share Consideration granted to Axiom shall be issued in a private placement pursuant to Section 4(a)(2) of the Securities Act, subject to the registration rights set forth in ARTICLE X of this Agreement.

Article III
Closing

3.1 Time and Place of the Closing. Upon the terms and subject to the conditions set forth herein, the consummation of the Contemplated Transactions (the “Closing”) shall take place remotely by the exchange of electronic documents and signatures no later than two (2) Business Days after the conditions set forth in ARTICLE VII have been satisfied or, to the extent permitted by applicable Law, waived (other than conditions which, by their nature, are to be satisfied at Closing but subject to their satisfaction or, to the extent permitted by applicable Law, waiver at such time) unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by each of the Parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing may take place in such other manner, or at such location, as may be mutually agreed upon by each of the Parties. The transfers and deliveries described in this ARTICLE III shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other transfers and deliveries provided for in this ARTICLE III shall have occurred or, to the extent permitted by applicable Law, been waived on or as of the Closing Date.

3.2 Closing Deliveries. At the Closing Date:

(a) Atlantic Deliveries: Atlantic shall deliver or cause to be delivered to Axiom the following:

(i) The Initial Share Consideration, free and clear of all Encumbrances;

(ii) The Convertible Note, duly executed by Atlantic;

(iii) The Post-Signing Voting Agreements, duly executed by the stockholders party thereto;

(iv) The Employment Agreement in the form attached hereto as Exhibit B, duly executed by Atlantic;

(v) Certificates duly executed by the appropriate officers of Atlantic, in each case in form and substance reasonably satisfactory to Axiom, certifying as to: (i) Atlantic’s Governing Documents, and (ii) resolutions of the Atlantic Board, authorizing the execution, delivery, and performance of this Agreement and all documents delivered by Atlantic hereunder and in connection with the Acquisition, including for the authorization and execution of the Convertible Note;

(vi) An executed copy of all agreements, documents, instruments, or certificates required to be delivered by Atlantic at or prior to the Closing pursuant to this Agreement or any Ancillary Document; and

(vii) To the Notary:

(A) a powers of attorney, duly executed on behalf of Atlantic and in a form acceptable to the Notary, authorizing each (deputy) civil law notary and lawyer associated with Jones Day to execute the Deed of Transfer before the Notary on behalf of Atlantic, which power of attorney, as and where required by the Notary;

(B) all “know your client” documentation in relation to Atlantic, as required by the Notary in order for the Notary to execute the Deed of Transfer; and

(C) a statement to confirm that (1) each of the closing conditions set out in ARTICLE VIII is satisfied (or waived in writing by the Party(ies) entitled to so waive) and (2) the Notary can proceed with the execution of the Deed of Transfer.

(b) Axiom Deliveries: Axiom shall deliver or cause to be delivered to Atlantic the following:

(i) Certificates duly executed by the appropriate officers of Axiom, in each case in form and substance reasonably satisfactory to Atlantic, certifying as to: (i) Axiom’s Governing Documents, and (ii) resolutions of Axiom’s board of directors, authorizing the execution, delivery and performance of this Agreement and all documents delivered by Axiom hereunder and in connection with the Acquisition;

(ii) An executed copy of all agreements, documents, instruments, or certificates required to be delivered by Axiom at or prior to the Closing pursuant to this Agreement or any Ancillary Document;

(iii) A duly executed and properly completed IRS Form W-8BEN-E for Axiom; and

(iv) To the Notary:

(A) the true and correct shareholders register of Circle8;

(B) powers of attorney, duly executed on behalf of Axiom and Circle8 and in a form acceptable to the Notary, authorizing each (deputy) civil law notary and lawyer associated with Jones Day to execute the Deed of Transfer before the Notary on behalf of Axiom and Circle8, which powers of attorney, as and where required by the Notary, need to be legalized and apostilled;

(C) all “know your client” documentation in relation to Circle8, as required by the Dutch Notary in order for the Dutch Notary to execute the Deed of Transfer; and

(D) a statement to confirm that (1) each of the closing conditions set out in ARTICLE VIII is satisfied (or waived in writing by the Party(ies) entitled to so waive) and (2) the Dutch Notary can proceed with the execution of the Deed of Transfer.

(c) Circle8 Group Deliveries: Circle8 Group shall deliver or cause to be delivered to Atlantic the following:

(i) Certificates duly executed by the appropriate officers of Circle8 Group, in each case in form and substance reasonably satisfactory to Atlantic, certifying as to: (i) Circle8 Group’s Governing Documents, and (ii) resolutions of Circle8’s board of directors, authorizing the execution, delivery and performance of this Agreement and all documents delivered by Circle8 hereunder and in connection with the Acquisition;

(ii) An executed copy of all agreements, documents, instruments, or certificates required to be delivered by Circle8 at or prior to the Closing pursuant to this Agreement; and

(iii) To the extent required by Law, amended Articles of Association, together with any and all supporting approval documentation.

Each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth above. Following the Closing, each of the Parties hereto shall, and shall cause their respective Representatives and Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

3.3 Access to Information; Confidentiality.

(a) The Parties agree to comply with United States Securities Laws related to material non-public information.

(b) Prior to the Closing, except: (i) as otherwise prohibited by applicable Law or the terms of any Contract or (ii) as would be reasonably expected to result in the loss of any attorney-client, attorney work product, or other legal privilege, Circle8 Group will afford Atlantic, and Atlantic will afford Axiom, and their respective financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel to obtain all information concerning the business of the other as may reasonably be requested, including the status of product development efforts, properties, results of operations and personnel of such Party as the other Party may reasonably request.

(c) From and after the Closing until the seventh anniversary of the Closing Date, except: (i) as otherwise prohibited by applicable Law or the terms of any Contract or (ii) as would be reasonably expected to result in the loss of any attorney-client, attorney work product, or other legal privilege, (A) Axiom will afford Atlantic and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel to obtain all information concerning the business of Circle8 Group as may reasonably be requested in connection this Agreement, the Contemplated Transactions or with defending or prosecuting any Action by or against Atlantic, this Agreement or the Contemplated Transactions and (B) Atlantic will afford Axiom and its respective financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel to obtain all information concerning the business of Atlantic and its Affiliates (including Circle8 Group) as may reasonably be requested in connection with this Agreement, the Contemplated Transactions or defending or prosecuting any Action by or against Axiom.

3.4 Management of Atlantic and Circle8 Group. Following the Closing Date, Atlantic shall cause Circle8 Group’s executive management team’s employment agreements to remain in effect pursuant to their terms. At the Closing or promptly thereafter, Mr. Guus Franke will be Executive Chairman of the Board of Atlantic and be provided with a mutually agreeable long-term employment agreement as set forth in the form of Exhibit B attached hereto, with all executive perks, including stock options that vest over time and other stock incentives for achieving mutually agreed upon revenue or other financial targets. Employees of Circle8 Group shall be offered stock incentives as agreed upon between Axiom and Atlantic.

3.5 [RESERVED]

3.6 Public Announcements.

(a) Exclusive of filings required under this Agreement, none of the Parties or any of their respective Representatives shall prior to the Closing issue any press releases or make any public announcements with respect to this Agreement or the Contemplated Transactions without the prior written consent of each of Axiom, Circle8 Group and Atlantic; provided, however, that Atlantic may make any such announcement or other communication if such announcement or other communication is required by applicable Law, in which case Atlantic will provide such announcement or other communication to Axiom and Circle8 Group in advance to review. Atlantic shall file a Current Report on Form 8-K, including this Agreement, as an exhibit thereto, with the SEC.

(b) Immediately following the signing of the Agreement of Closing, the Parties shall issue press releases in form agreed to by each of the Parties.

3.7 Exclusive Dealing.

(a) Circle8.

(i) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Axiom, Circle8 and Atlantic shall not, and shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Circle8 Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, a Circle8 Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Circle8 Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Interests of Circle8 or any member of the Circle8 Group; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Axiom and Circle8 shall: (i) notify Atlantic promptly upon receipt of any Circle8 Acquisition Proposal, describing the terms and conditions of any such Circle8 Acquisition Proposal in reasonable detail (including the identity of the Persons making such Circle8 Acquisition Proposal), and (ii) keep Atlantic fully informed on a current basis of any modifications to such offer or information.

(ii) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Axiom or the board of directors, board of managers, or similar governing body of any Circle8 Group (the aforementioned parties collectively as to the Circle8 Parties, “Fiduciaries”), in each case, acting in their capacity as such, to take any action or to refrain from taking any action to the extent such Fiduciary determines, after consulting with counsel, that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law; provided that counsel to the Circle8 Parties shall give notice not later than two (2) Business Days following such determination (with email being sufficient), to counsel to Atlantic following a determination made in accordance with this Section 3.7(a)(ii) to take or not take action, in each case in a manner that would result in a breach of this Agreement. This Section 3.7(a)(ii) shall not be deemed to amend, supplement or otherwise modify, or constitute a waiver of any Party’s rights to terminate this Agreement pursuant to ARTICLE VIII of this Agreement that may arise as a result of any such action or inaction.

(b) Atlantic.

(i) From the date of this Agreement until the earlier of the Conversion Date or the termination of this Agreement in accordance with its terms, Atlantic shall not, and shall cause its Affiliates and its and their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to an Alternative Proposal; (ii) furnish or disclose any non-public information to any Person (other than to the Parties and their respective Representatives) in connection with, or that would reasonably be expected to lead to, an Alternative Proposal; (iii) enter into any Contract or other arrangement or understanding regarding an Alternative Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Interests of Atlantic or its Subsidiaries; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or knowingly encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Effective upon the date of this Agreement, Atlantic shall, and shall cause its Affiliates and its and their Representatives, to immediately cease any existing solicitations, discussions or negotiations with any Person conducted with respect to any Alternative Proposal. Atlantic shall promptly inform its Representatives and its Affiliates’ Representatives of Atlantic’s obligations under this Section 3.7(b).

(ii) Atlantic shall notify Axiom as promptly as possible (but in no event later than forty-eight (48) hours) after receipt of (i) any Alternative Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to, or result in, an Alternative Proposal or (ii) any request for non-public information relating to Atlantic or any of its Affiliates, or any request for access to the business, properties, assets, personnel, books or records of Atlantic or any of its Affiliates by any third-party, that would reasonably be expected to lead to, or result in, an Alternative Proposal, which notice shall be in writing and shall include the identity of such Person or Persons, the material terms and conditions of such Alternative Proposal, inquiry, offer, proposal or request, as applicable, and, if available, a copy of such Alternative Proposal, inquiry, offer, proposal or request. Atlantic shall keep Axiom reasonably informed on a current and prompt basis of the status and material details of any such Alternative Proposal, inquiry, offer, proposal or request, including the material terms and conditions thereof and any material amendments or proposed amendments.

(iii) Notwithstanding anything to the contrary in this Section 3.7(b), from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Atlantic (acting upon the recommendation of the Atlantic Board) or the Atlantic Board may, subject to prior written notice to Axiom: (i) engage in discussions or negotiate with, or furnish or disclose any non-public information relating to Atlantic or any of its Affiliates to any Person who has or Persons who have made a bona fide, written and unsolicited Alternative Proposal if the Atlantic Board determines that such Alternative Proposal may result in a Superior Proposal, but only so long as Atlantic has caused such Person or Persons to enter into a confidentiality agreement with Atlantic with terms and conditions customary for transactions of such type (a copy of which shall be promptly (in all events within forty-eight (48) hours) provided to Axiom), and the Atlantic Board has, in good faith, (x) determined, based on the information then available and after consultation with its financial advisor, that such bona fide, written and unsolicited Alternative Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to, or result in, a Superior Proposal, and (y) determined, after consultation with outside legal counsel, that the failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; and (ii) enter into an agreement, arrangement or understanding providing for the implementation of a Superior Proposal (an “Alternative Acquisition Agreement”) and terminate this Agreement pursuant to Section 9.1(c)(ii) if, and only if, (A) Atlantic and its Affiliates and their respective Representatives have not breached any of their obligations under this Section 3.7(b), (B) the Atlantic Board, in good faith, after consultation with its financial advisor and its outside legal counsel, determines (x) that a bona fide, written and unsolicited Alternative Proposal constitutes a Superior Proposal and (y) that failure to enter into an Alternative Acquisition Agreement and terminate this Agreement pursuant to Section 9.1(c)(ii) would be inconsistent with the directors’ fiduciary duties under applicable Law, and (C) Atlantic notifies Axiom in writing that the Atlantic Board has made the determinations provided in the foregoing clause (x) and (y) seven (7) calendar days (the “Atlantic Notice Period”) prior to terminating this Agreement pursuant to Section 9.1(c)(ii) or changing its recommendation to stockholders pursuant to Section 3.7(b)(iv), which notice shall (1) state expressly that Atlantic has received an Alternative Proposal that the Atlantic Board intends to declare a Superior Proposal and that the Atlantic Board intends to change its recommendation to stockholders pursuant to Section 3.7(b)(iv) and/or Atlantic intends to enter into an Alternative Acquisition Agreement, and (2) include a copy of the most current version of the proposed agreement relating to such Superior Proposal (which version shall be updated on a prompt basis), and a description of any financing commitments relating thereto.

(iv) The Atlantic Board shall not withdraw, modify or amend, or propose to withdraw the Atlantic Board’s recommendation to the Atlantic stockholders that they vote in favor of approval of the Conversion Shares (the “Board Recommendation”) in any manner adverse to Axiom unless Atlantic terminates this Agreement as provided in Section 3.7(b)(iii) pursuant to Section 9.1(c)(ii). Atlantic shall, and shall instruct its Representatives to, during the Atlantic Notice Period (which may be extended by mutual written consent between the Parties), negotiate with Axiom in good faith in respect of adjustments in the terms and conditions of this Agreement such that such Alternative Proposal would cease to constitute a Superior Proposal, if Atlantic, in its sole discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Atlantic Notice Period, there is any revision to the terms of a Superior Proposal, including, any revision in price, the Atlantic Notice Period shall be extended by four (4) Business Days (it being understood that there may be multiple extensions)). If, following the end of such Atlantic Notice Period (as extended pursuant to the preceding sentence), the Atlantic Board determines in good faith, after consulting with outside financial advisor and legal counsel, that such Alternative Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Axiom during the Atlantic Notice Period upon the terms and subject to the conditions of this Agreement, provided that Atlantic shall have complied with its obligations under this Section 3.7(b)(iv), and the Atlantic Board shall terminate this Agreement pursuant to Section 9.1(c)(ii) to enter into an Alternative Acquisition Agreement, Atlantic shall concurrently pay to Axiom the Expense Reimbursement Fee due under Section 9.3.

(v) Nothing set forth in this Agreement shall prohibit Atlantic from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Alternative Proposal, (ii) taking and disclosing to the stockholders of Atlantic any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (iii) making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.

3.8 Nasdaq Listing. From the date hereof through the Closing Date, the Parties shall take such actions as may be necessary to satisfy any applicable initial and continuing listing requirements of Nasdaq. In particular, Atlantic shall use reasonable best efforts to ensure that the issuance of the Initial Share Consideration at Closing shall comply with Nasdaq Listing Rule 5635, (ii) the Contemplated Transactions, including the issuance of the Initial Share Consideration and the Convertible Note, and the Conversion and Contingent Share Consideration following receipt of the Required Company Stockholder Approval, will not trigger Nasdaq Listing Rule 5110(a) or require Atlantic to submit an initial listing application, and (iii) Atlantic shall have timely submitted any required Listing of Additional Shares notices in respect of the shares issuable upon the Conversion and the Contingent Share Consideration and cooperate in good faith with Nasdaq with respect thereto.

3.9 Voting Agreements. Atlantic will use reasonable best efforts to cause voting agreements, in substantially the form as the Initial Voting Agreements, to be duly executed by stockholders representing (together with the stockholders who have duly executed Initial Voting Agreements) at least a majority of the issued and outstanding Atlantic Common Stock as of the Closing (the “Post-Signing Voting Agreements”).

3.10 Post-Closing Covenants.

(a) Board Seat; Chairman. On of before the Closing Date or promptly thereafter, Atlantic agrees to, and shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to: (i) establish the size of the Atlantic Board at six (6) directors, and (ii) nominate and appoint, effective as of the Closing, such person as is designated by Axiom (who shall initially be Guus Franke (“Mr. Franke”)) to the Atlantic Board and to cause such person to serve as Executive Chairman of the Atlantic Board from and after the Closing with all rights and privileges including, but not limited to, the right to call a stockholders meeting. If at any time Axiom and its Affiliates hold shares of Atlantic Common Stock representing at least five percent (5%) of Atlantic’s total issued and outstanding Atlantic Common Stock, Atlantic shall nominate the director designated by Axiom (or its designee) and, if such director designated is not Mr. Franke, such director shall be reasonably acceptable to Atlantic, to be a member of the Atlantic Board at any stockholders meeting during which directors of the Atlantic Board are to be elected.

(b) Funding. As of the Closing, (i) Axiom and its Affiliates, shall be unconditionally and irrevocably released from any obligations to provide Circle8 Group with funding, liquidity or other similar payments whether arising before, on or after the Closing, including any accrued, outstanding or unpaid obligations existing as of the Closing and (ii) Atlantic shall be responsible for providing, and shall provide, Circle8 Group with all funding, liquidity or similar payments in the Ordinary Course of Business and as reasonably necessary or appropriate (the “Liquidity Payments”). In the event Axiom or any of its Affiliates provides any funding, liquidity or any other similar payment, it shall be at Axiom’s sole discretion and will be deemed a loan between the applicable parties on such terms as mutually agreed between the parties.

(c) Circle8 Group Financial Statements. Within 75 days of Closing, Circle8 shall provide to Atlantic consolidated (or condensed, as applicable) financial statements for Circle8 Group’s previous two fiscal years (2024 and 2025) and all subsequent interim quarters (“Circle8 Group Financial Statements”), prepared in accordance with U.S. GAAP or IFRS and audited by a PCAOB registered independent accounting firm. Circle8 shall immediately engage RBSM LLC to complete the audit.

(d) Post Closing Deliverables. Other completion deliverables to be agreed to by the parties, including, but not limited to, bank mandates amending those persons authorized to operate Circle8 Group’s bank accounts resignation of auditors, and other local jurisdictional requirements.

(e) E.F. Hutton Shares. Concurrently with Closing or promptly thereafter, Atlantic will deliver to E.F. Hutton & Co. (“E.F. Hutton”) four million (4,000,000) restricted shares within five business days of Closing in full satisfaction of the Financial Advisory Services Agreement, dated November 12,2025, between Axiom Partners  GmbH Switzerland and E.F. Hutton.

3.11 The Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, Atlantic, Axiom and Circle8 shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and (i) Atlantic shall file with the SEC within five (5) Business Days of receipt of all required Circle8 Group Financial Statements, a proxy statement for the purpose of soliciting proxies from Atlantic stockholders for the matters to be acted upon at the Atlantic Stockholders Special Meeting in connection with the conversion of the Convertible Note into additional Share Consideration and the issuance of the Contingent Share Consideration, in each case, in compliance with Nasdaq Listing Rule 5635(d) (the “Proxy Statement”), and (ii) each of Axiom, Circle8 and Atlantic shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed by it or them with the SEC in connection with the Acquisition and the Contemplated Transactions (the “Other Filings”) as required by the Securities Act or the Exchange Act. Atlantic and the other Parties shall cooperate with each other in connection with the preparation of the Proxy Statement and any Other Filings, and any amendments or supplements thereto.

(b) Atlantic shall have duly executed and effective Initial Voting Agreements and Post-Signing Voting Agreements representing a sufficient number of shares to obtain the Required Company Stockholder Approval as of the Closing. In connection with the Proxy Statement, Atlantic will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation rules set forth in Atlantic’s Governing Documents, the Delaware Law and the rules and regulations of the SEC and Nasdaq. Axiom and Circle8 shall promptly provide Atlantic with such information concerning their companies and their stockholders officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, which information provided by Axiom or Circle8 shall be true and correct in all material respects and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(c) Atlantic shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act and other applicable Laws in connection with filing of the Proxy Statement and any amendments thereto. Axiom and Circle8 shall, and shall cause each of its Subsidiaries, to make their respective directors, officers and employees, upon reasonable advance notice, available to Atlantic in connection with the drafting of the Proxy Statement included therein and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable laws.

(d) Atlantic, with the assistance of Axiom and Circle8 Group, shall promptly respond to any SEC comments on the Proxy Statements contain therein.

3.12 Stockholders’ Meeting. Subject to Section 3.7, Atlantic will take all actions in accordance with applicable Law, Atlantic’s Governing Documents and the rules of Nasdaq to duly call, give notice of, convene and hold a special meeting of Atlantic’s stockholders for the purpose of approving the Convertible Note Consideration (including any adjournment or postponement thereof, the “Atlantic Stockholders Special Meeting”) as soon as reasonably practicable after the SEC confirms that it does not plan to review, or that it has no further comments on, the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, Atlantic may adjourn or postpone the Atlantic Stockholders Special Meeting (a) to the extent required by Law, or (b) if, after consultation with Axiom, Atlantic determines such adjournment or postponement is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of Atlantic within a reasonable amount of time in advance of the Atlantic Stockholders Special Meeting if such disclosure is determined by Atlantic in good faith after consultation with outside legal counsel to be required to be provided to the stockholders of Atlantic; provided, however, that, unless otherwise consented to in writing by Axiom and Circle8, in no event shall Atlantic adjourn or postpone the Atlantic Stockholders Special Meeting more than ten (10) Business Days.

3.13 No Third-Party Beneficiaries. Except as expressly stated in this ARTICLE III, each of the Parties to this Agreement acknowledges and agrees that all provisions contained in this ARTICLE III are included for the sole benefit of Atlantic, Axiom and Circle8 Group, and that nothing in this Agreement, whether express or implied: (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Atlantic, Axiom and Circle8 Group or their respective Affiliates to amend, terminate or otherwise modify any Employee Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement including any equity holder, any current or former director, manager, officer, employee, contingent worker or service provider of Circle8 Group, or any participant in any Employee Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

3.14 Tax Matters.

(a) Atlantic, Axiom and Circle8 Group shall cooperate fully, as and to the extent reasonably requested by any of them, in connection with: (i) the preparation and filing of any Tax Returns of each member of Circle8 Group or Axiom and its Related Parties and (ii) any Action with respect to Taxes and Tax Returns of each member of Circle8 Group or Axiom and its Related Parties, in each case, with respect to any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary in this Agreement, after the Closing, Axiom and its Related Parties shall not be required under this Agreement to provide copies of their Tax Returns to any Person.

(b) Each of Atlantic and Axiom agrees to bear and be responsible for 50% of any Transfer Taxes incurred as a result of the purchase and sale of the Circle8 Equity pursuant to this Agreement. The Parties shall cooperate on a reasonable basis in connection with the preparation and filing of any Tax Returns with respect to, and the payment of, any such Transfer Taxes, including obtaining, preparing and filing any forms, certifications or other documentation intended to eliminate or reduce any such Transfer Taxes, and the cost of preparing any such Tax Returns shall be borne equally by Axiom and Atlantic.

Article IV
Covenants

4.1 Certain Covenants. In addition to other obligations contained in this Agreement, the Parties hereto shall perform their respective obligations under the following covenants:

(a) Reasonable Efforts. Each of the Parties hereto will use all reasonable efforts to take, or cause to be taken, all actions as are to be taken by each of them, respectively, or cause to be done all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Contemplated Transactions. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with, or deliver to, as applicable, any Consents of any Governmental Authorities necessary, proper or advisable to consummate the Contemplated Transactions or the Ancillary Documents. Each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents; provided, however, that each Party shall respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested. Atlantic shall promptly inform Axiom and Circle8 Group of any communication between Atlantic, on the one hand, and any Governmental Authority, on the other hand, and Axiom and Circle8 Group shall promptly inform Atlantic of any communication between Axiom, and/or Circle8 Group, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Contemplated Transactions.

(b) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parties shall each give counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the others in connection with, any proposed written communication to any Governmental Authority relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Authority in connection with the Contemplated Transactions unless it consults with the other Parties in advance.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 4.1 conflicts with any other covenant or agreement in this ARTICLE IV that is intended to specifically address certain subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) The Parties agree to comply with SEC Securities Laws related to material non-public information.

(e) From the date of this Agreement until the earlier of (i) the Atlantic stockholder meeting at which the Conversion and the Contingent Share Consideration is approved (the “Conversion Vote”) and the Conversion Date and (ii) the termination of this Agreement, Atlantic shall not, and shall cause its Subsidiaries not to, issue, sell, grant or enter into any agreement to issue, sell or grant any shares of equity securities or equity-linked securities (including options, warrants, convertible notes or similar instruments), except for (A) the Initial Share Consideration at Closing in accordance with Section 2.2(a)(i), (B) issuances pursuant to Atlantic’s existing equity incentive plans in the Ordinary Course of Business, limited to grants that, in the aggregate from the date hereof through the Conversion Vote, do not exceed one (1%) percent of the outstanding Atlantic Common Stock as of the date hereof, and (C) issuances required by Law or pursuant to pre-existing, disclosed contractual obligations set forth on Schedule 4.1(e) of the Atlantic Disclosure Schedules.

(f) Except as set forth in Schedule 4.1(f) of the Atlantic Disclosure Schedules from the date of this Agreement until the earlier of (i) the Conversion Date and (ii) repayment in full of the Convertible Note, Atlantic shall not, and shall cause its Subsidiaries not to, incur, create or permit to exist any Indebtedness that is senior in right of payment to the Convertible Note. Atlantic may incur Indebtedness that is pari passu with, or subordinated to, the Convertible Note only with the prior written consent of Axiom.

(g) From the date of this Agreement until the earlier of (i) the Atlantic Stockholders Special Meeting and Conversion Date and (ii) the termination of this Agreement, Atlantic shall not amend, supplement, restate or modify its Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise.

(h) From the date of this Agreement until the earlier of (i) the Conversion Vote and Conversion Date and (ii) the termination of this Agreement, Atlantic shall (A) maintain the continued listing of the Atlantic Common Stock on Nasdaq, and shall not take any action intended to, or that would reasonably be expected to, result in a delisting or trading suspension, (B) timely submit any required Listing of Additional Shares notices in respect of the shares issuable upon Conversion and cooperate in good faith with Nasdaq with respect thereto, (C) use reasonable best efforts to maintain any written confirmations from Nasdaq necessary or advisable in connection with the Contemplated Transactions, and (D) maintain its engagement with its transfer agent and the DTC eligibility of the Atlantic Common Stock.

4.2 Certain Pre-Closing Covenants of Circle8 Group. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as set forth on Schedule 4.2 of the Circle8 Group Disclosure Schedules, Circle8 Group shall, except as expressly contemplated by this Agreement, as set forth in the Organizational Chart attached hereto as Exhibit C, or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to (i) operate the Business in the ordinary course in all material respects and (ii) maintain and preserve intact the business organization, assets, properties, and material business relations of Circle8 Group; provided that in no event shall actions taken by or on behalf of, Circle8 Group in compliance with this Section 4.2 or other provisions of this Agreement, constitute a Breach of this Agreement.

Without limiting the generality of the foregoing, from the date of this Agreement, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as set forth on Schedule 4.2 of the Circle8 Group Disclosure Schedules, Circle8 Group shall, except as expressly contemplated by this Agreement, as set forth in the Organizational Chart attached hereto as Exhibit C, or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Atlantic, not do any of the following:

(a) enter into, amend, modify, waive any material benefit or right under or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material Contract) other than Ordinary Course of Business;

(b) amend, supplement, restate, or modify its Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the Ordinary Course of Business, or (ii) pursuant to an existing Contract;

(d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any material Circle8 Group Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Circle8 Group Intellectual Property;

(e) permit the attachment of any Encumbrance against any of the assets or properties owned or leased by any member of Circle8 Group, except Permitted Encumbrances;

(f) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of Circle8 Group, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(g) incur any Indebtedness in excess of $100,000 in the aggregate for borrowed money, other than in the Ordinary Course of Business, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(h) make or commit to make any capital expenditure in excess of $100,000 in the aggregate other than currently contemplated capital expenditures set forth on Schedule 4.2(g) of the Circle8 Group Disclosure Schedules;

(i) declare, set aside or pay a dividend on, or make any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in Circle8 Group that are not paid prior to the Closing, or repurchase, redeem or acquire any ownership interests in Circle8 Group;

(j) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP or IFRS;

(k) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto, in each case, except in the Ordinary Course of Business;

(l) pay, discharge, satisfy or settle any Action or waive, assign or release any rights or claims with respect thereto, other than settlements in the Ordinary Course of Business that involve (x) the payment of non-material amounts of cash and no admission being made with respect to (i) any criminal wrongdoing, or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Circle8 Intellectual Property or (y) payment for applicable insurance policies, including worker’s compensation policies;

(m) except in the Ordinary Course of Business, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $100,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the Ordinary Course of Business;

(n) except as required pursuant to applicable Law or the terms of any Circle8 Employee Plan, (A) amend, modify, adopt, enter into or terminate any material Circle8 Employee Plan, other than in the Ordinary Course of Business, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, or employee at the level of senior vice president or above with annual fees of $100,000 or above, other than in each case annual and merit-based raises made in the Ordinary Course of Business, as applicable, (C) take any action to accelerate any material payment or benefit payable to any current or former director, manager, officer, employee, or contingent worker of Circle8 Group, (D) waive or release any non-competition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above of Circle8 Group, or (E) terminate (other than for cause) or furlough the employment of any individual set forth on Schedule 4.2 of the Circle8 Group Disclosure Schedules;

(o) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by any member of Circle8 Group in excess of $100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations of any member of Circle8 Group (or Atlantic or any of its Affiliates after the Closing);

(p) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any member of Circle8 Group;

(q) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(r) make any Change of Control Payment that is not set forth on Schedule 4.2(r) of the Circle8 Group Disclosure Schedules;

(s) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing;

(t) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(u) adopt or implement any stockholder rights plan or similar arrangement;

(v) provide or agree to provide for any non-contractual benefit to any seller, director, offer, employee or their dependants; or

(w) pay any management charge to any of the sellers (or any of their Affiliates).

4.3 Certain Pre-Closing Covenants of Atlantic. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Atlantic shall, except as expressly contemplated by this Agreement, as required by applicable Law, or as expressly consented to in writing by Axiom (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), use commercially reasonable efforts to (i) operate its business in the ordinary course in all material respects and (ii) maintain and preserve intact the business organization, assets, properties, and material business relations of Atlantic and its Affiliates; provided that in no event shall Atlantic’s compliance with this sub-Section constitute a Breach of this Agreement.

Without limiting the generality of the foregoing, from the date of this Agreement, until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as set forth on Schedule 4.3 of the Atlantic Disclosure Schedules, Atlantic shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, or as expressly consented to in writing by Axiom, not do any of the following and shall cause its Affiliates not to do any of the following:

(a) enter into, amend, modify, waive any material benefit or right under or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms or entering into additional work orders pursuant to, and in accordance with the terms of, any material Contract) other than Ordinary Course of Business;

(b) amend, supplement, restate, or modify its Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization, restructuring or otherwise;

(c) sell, transfer, pledge, dispose of or encumber any assets or properties, other than (i) dispositions of inventory and supplies in the Ordinary Course of Business, or (ii) pursuant to an existing Contract;

(d) sell, transfer, lease, license, sublicense, mortgage, pledge, dispose of, encumber, grant or otherwise dispose of any material Intellectual Property, or amend or modify in any material respect any existing agreements with respect to any Intellectual Property;

(e) except as set forth on Schedule 4.3(e) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other ownership interest of any class, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest of Atlantic, or acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any Person or division thereof;

(f) incur any Indebtedness in excess of $100,000 in the aggregate for borrowed money, other than in the Ordinary Course of Business, or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments;

(g) make or commit to make any capital expenditure in excess of $100,000 in the aggregate other than currently contemplated capital expenditures set forth on Schedule 4.3(g) of the Atlantic Disclosure Schedules;

(h) declare, set aside or pay a dividend on, or make any distributions (whether in cash, stock or other securities or property, or any combination thereof) with respect to any ownership interests in Atlantic or its Affiliates, or repurchase, redeem or acquire any ownership interests in Atlantic or its Affiliates;

(i) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(j) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto, in each case, except in the Ordinary Course of Business;

(k) pay, discharge, satisfy or settle any Action or waive, assign or release any rights or claims with respect thereto, other than settlements in the Ordinary Course of Business that involve (x) the payment of non-material amounts of cash and no admission being made with respect to (i) any criminal wrongdoing, or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Intellectual Property or (y) payment for applicable insurance policies, including worker’s compensation policies;

(l) except in the Ordinary Course of Business, make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person in excess of $100,000, individually or in the aggregate, other than the reimbursement of expenses of employees in the Ordinary Course of Business;

(m) except as required pursuant to applicable Law or the terms of any Atlantic Employee Plan, (A) amend, modify, adopt, enter into or terminate any material Atlantic Employee Plan, other than in the Ordinary Course of Business, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, or employee at the level of senior vice president or above with annual fees of $100,000 or above, other than in each case annual and merit-based raises made in the Ordinary Course of Business, as applicable, (C) take any action to accelerate any material payment or benefit payable to any current or former director, manager, officer, employee, or contingent worker of Atlantic and its Affiliates, (D) waive or release any non-competition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, or employee at the level of senior vice president or above of Atlantic and its Affiliates, or (E) terminate (other than for cause) or furlough the employment of any individual set forth on Schedule 4.3 of the Atlantic Disclosure Schedules;

(n) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by any member of Atlantic Group in excess of $100,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations of any member of Atlantic Group (or Circle8 Group or any of its Affiliates after the Closing);

(o) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Atlantic or any of its Affiliates;

(p) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(q) make any Change of Control Payment that is not set forth on Schedule 4.3(q) of the Atlantic Disclosure Schedules;

(r) authorize, recommend, propose, announce or enter into any agreement, contract, commitment or arrangement to do any of the foregoing;

(s) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(t) adopt or implement any stockholder rights plan or similar arrangement;

(u) provide or agree to provide for any non-contractual benefit to any seller, director, offer, employee or their dependants; or

(v) pay any management charge to any of the sellers (or any of their Affiliates).

Atlantic agrees and covenants that it will comply with SEC Securities Laws related to material non-public information.

4.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Atlantic, Axiom or Circle8 Group, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Closing. Prior to the Closing, each of Atlantic, Axiom and Circle8 Group Atlantic will exercise, consistent with the terms and conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.

Article V
Representations and Warranties of Atlantic Group

Atlantic represents and warrants to Axiom and Circle8 Group that the following statements in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date except as set forth in the Atlantic SEC Reports filed on or after March 28, 2025 and publicly available prior to the close of business on the Business Day preceding the date of this Agreement (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Atlantic SEC Reports or other general cautionary, predictive or forward-looking statements in any other sections of such Atlantic SEC Reports):

5.1 Organization; Standing and Power. Atlantic and its Subsidiaries (collectively, the “Atlantic Group”) are each duly organized, validly existing and in good standing, under the Laws of their respective jurisdictions. Each member of the Atlantic Group has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which Atlantic Group is or will be a party have been duly authorized by Atlantic Group, respectively, has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted and as presently contemplated to be conducted. Each member of Atlantic Group is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by them or the nature of their activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Schedule 5.1 of the Atlantic Disclosure Schedules is a true and complete list of: (i) each jurisdiction in which Atlantic is qualified to do business, (ii) every foreign jurisdiction in which Atlantic has employees or facilities and (iii) the directors and officers of Atlantic Group.

5.2 Books and Records. Except as set forth on Schedule 5.2 of the Atlantic Disclosure Schedules, Atlantic Group has made available to Axiom true, correct and complete copies of their Governing Documents and their minute books. Such Governing Documents are in full force and effect.

5.3 Enforceability. Atlantic has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the Ancillary Documents and to consummate the Contemplated Transactions, subject to, the receipt of the Required Company Stockholder Approval. This Agreement and the Ancillary Documents to which Atlantic Group and Affiliates are a party have been duly executed and delivered by Atlantic Group and its Affiliates and are enforceable against Atlantic Group and its Affiliates, in accordance with their respective terms, except to the extent that such enforceability may be limited by the General Enforceability Exceptions.

5.4 Capitalization.

(a) The authorized capital stock of Atlantic consists only of (i) 300,000,000 shares of Atlantic Common Stock, $.00001 par value, of which 62,611,656 shares are issued and outstanding as of the date of this Agreement; (ii) 483,870 of which are issuable upon the vesting of RSUs; 2,225,000 of which are issuable upon the exercise of outstanding options; (iii) 487,288 of which are issuable upon exercise of warrants held by a lender to Atlantic; (iv) 92,036 shares of Atlantic Common Stock issuable upon the exercise of outstanding warrants at $181.33 per share; and (v) 487,288 shares of Atlantic Common Stock issuable upon the exercise of outstanding warrants at $0.01 per share. All outstanding shares of Atlantic Common Stock are duly authorized, validly issued, fully paid, and non-assessable and were issued in compliance with all applicable federal and state securities laws. No shares of preferred stock are outstanding.

(b) Except as set forth on Schedule 5.4(b), no person has, and at Closing no person shall have, any right of first refusal, preemptive right, right of participation, or any similar right to acquire securities of Atlantic Group or any Affiliate. There are no outstanding bonds, debentures, notes or other Indebtedness of any member of Atlantic Group having a right to vote on any matters on which the stockholders of the Atlantic Group have a right to vote. There is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of Atlantic Group other than the Initial Voting Agreements and Post-Signing Voting Agreements. Atlantic Group is not under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Atlantic Group. The shares of Atlantic Common Stock constitute the only outstanding class of securities of Atlantic registered under the Securities Act.

(c) Schedule 5.4(c) of the Atlantic Disclosure Schedule sets forth a true and complete list of all RSUs and options currently outstanding (collectively, the “Company Stock Awards”), specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares of Atlantic Common Stock subject to each such Company Stock Award, (iii) the grant date of each such Company Stock Award, (iv) the vesting terms of each such Company Stock Award and the number of exercisable and unexercisable options underlying such Company Stock Award, in either case, to the extent applicable, and (v) the exercise price for each such Company Stock Award, to the extent applicable.

(d) Schedule 5.4(d) of the Atlantic Disclosure Schedule sets forth, except (y) as set forth in the Atlantic SEC Reports, and (z) for RSUs and Atlantic Warrants outstanding as of the Agreement Date, any (i) outstanding shares of capital stock of or other securities of any member of the Atlantic Group, (ii) outstanding subscriptions, options, calls, equity or equity-based compensation awards, phantom socks, stock appreciations, profit participations or other equity or equity based interests, warrants or rights (whether or not currently exercisable) to acquire, or the value of which is measured by reference to, any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any member of the Atlantic Group, in each case other than derivative securities not issued by a member of the Atlantic Group, (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any member of the Atlantic Group, and (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any member of the Atlantic Group is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) The transfer of Atlantic Common Stock will not obligate Atlantic Group to issue shares of Atlantic Group and any Affiliate, or other securities to any Person and will not result in a right of any holder of Atlantic Group’s equity securities to adjust the exercise, conversion, exchange or reset price under such securities. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of Atlantic Group equity securities.

(f) No shares of Atlantic Common Stock are owned by any Subsidiary of Atlantic.

(g) Atlantic has reserved from its duly authorized capital stock the maximum number of shares of Atlantic Common Stock issuable upon the Conversion (after giving effect to any applicable conversion caps pending the Required Company Stockholder Approval) and the Contingent Share Consideration. Following receipt of the Required Company Stockholder Approval, the authorized and unissued shares of Atlantic Common Stock will be sufficient to permit full Conversion and issuance of the Contingent Share Consideration (if any) in accordance with its term.

5.5 SEC Filings; Nasdaq Listing; No Delsing Proceedings.

(a) Atlantic has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Atlantic SEC Reports”). As of the respective dates of their filing, the Atlantic SEC Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder. As of the respective dates of their filing (or, if amended or supplemented, as of the date of the most recent amendment or supplement), none of the Atlantic SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Atlantic will timely file or furnish all statements, forms, reports and other documents required to be filed or furnished with the SEC pursuant to the Securities Laws, and each such filing, when made, will comply in all material respects with applicable requirements of the Securities Laws and will not, at the time filed (or, if amended or supplemented, as of the date of the most recent amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Atlantic SEC Reports.

(b) The classes of securities representing issued and outstanding Atlantic Common Stock are approved for listing on Nasdaq and registered under Section 12(b) of the Exchange Act. Atlantic has not received any written notice from Nasdaq of non-compliance with Nasdaq continued listing standards that remains unresolved, and there is no pending or, to Atlantic’s Knowledge, threatened action by Nasdaq to delist or suspend trading of the Atlantic Common Stock. Atlantic is not in violation of any Nasdaq Law or listing requirement.

5.6 Litigation. Except as set forth on the Atlantic Disclosure Schedules or in the Atlantic SEC Reports, there is no Action pending or, to Atlantic’s Knowledge, threatened against Atlantic Group that, if adversely decided or resolved, would have a Material Adverse Effect on Atlantic Group. Atlantic Group nor any of its respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Actions by Atlantic Group pending against any other Person.

5.7 Compliance with Applicable Legal Requirements.

(a) Atlantic Group has complied and is in compliance in all material respects with all material Legal Requirements applicable to it and to its assets, properties, operations and business. Atlantic Group has not received any written notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and Atlantic Group has no Knowledge that any existing circumstances are likely to result in an Action for a violation of any such Legal Requirement. To Atlantic Group’s Knowledge, no investigation or review by any Governmental Authority with respect to Atlantic Group, or its promoters, stockholders, affiliates, directors, officers, consultants, employees, agents or other representatives is pending or, to Atlantic Group’s Knowledge, threatened, nor has any Governmental Authority given Atlantic Group or its Affiliates written notice of its intention to conduct the same.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any member of Atlantic Group of, or a material failure on the part of such member of Atlantic Group to comply with, any Legal Requirement or (ii) may give rise to any obligation on the part of such member of Atlantic Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) Without limiting any provision of this Agreement: (i) neither Atlantic Group nor, to Atlantic Group’s Knowledge, any officer, manager, agent, employee or other Person associated with or acting on behalf of Atlantic Group has, directly or indirectly: (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person, or (f) established or maintained any fund that has not been recorded in the books and records of Atlantic Group; and (ii) each member of Atlantic Group has complied in all material respects and is in material compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing, no member of Atlantic Group has made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, North Korea, Sudan, Syria, Burma (Myanmar) or the Crimea, “Donetsk People’s Republic” and “Luhansk People’s Republic” regions of Ukraine.

(d) No member of Atlantic Group is in violation of any applicable Legal Requirements relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, applicable Legal Requirements comprising or implementing the Bank Secrecy Act and applicable Legal Requirements administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Legal Requirements may from time to time be amended, renewed, extended, or replaced) (collectively, “Anti-Terrorism Law”) and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e) To Atlantic Group’s Knowledge, neither Atlantic Group nor any Affiliates, agents acting or benefiting in any capacity in connection with this Agreement, or the transactions contemplated hereby is a Blocked Person.

(f) To Atlantic Group’s Knowledge, neither Atlantic Group nor its Affiliates, any of its agents acting in any capacity in connection with this Agreement, or the Contemplated Transactions: (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(g) To the Knowledge of Atlantic, neither Atlantic nor any of its agents acting in any capacity in connection with this Agreement or the transactions contemplated hereby (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.8 Internal Controls; Listing; Financial Statements.

(a) Except as disclosed in Atlantic SEC Reports and as not required in reliance on exemptions from various reporting requirements by virtue of Atlantic’s status as a “smaller reporting company” as defined in Rule 12b-2 promulgated under the Exchange Act, (i) Atlantic has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Atlantic’s financial reporting and the preparation of Atlantic’s financial statements for external purposes in accordance with GAAP and (ii) Atlantic has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that information relating to Atlantic is made known to Atlantic’s principal executive officer and principal financial officer by others within Atlantic. Such disclosure controls and procedures are effective in timely alerting Atlantic’s principal executive officer and principal financial officer to material information required to be included in Atlantic’s periodic reports required under the Exchange Act.

(b) Each director and executive officer of Atlantic has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c) The classes of securities representing issued and outstanding Atlantic Common Stock are registered pursuant to Section 12(g) of the Exchange Act. There is no Action pending or, to the Knowledge of Atlantic, threatened against Atlantic by the SEC with respect to any intention by such entity to deregister the Atlantic Common Stock. Atlantic has not taken any action that is designed to terminate the registration of Atlantic Common Stock under the Exchange Act.

(d) The Atlantic SEC Reports contain true and complete copies of the audited consolidated balance sheet of Atlantic as of December 31, 2023 and 2024, and the related audited consolidated statements of operations and comprehensive loss, shareholders equity (deficit) and cash flows of Atlantic for the years then ended, together with the auditor’s reports thereon (collectively, the “Atlantic Financial Statements”). The Atlantic Financial Statements (i) fairly present in all material respects the financial position of Atlantic as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto), (iii) in the case of the audited Atlantic Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Atlantic has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that: (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Atlantic’s and its Subsidiaries’ assets. Atlantic maintains and, for all periods covered by the Atlantic Financial Statements, has maintained, in all material respects in accordance with GAAP and applicable Law, books and records of Atlantic in the Ordinary Course of Business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Atlantic.

(f) There are no outstanding loans or other extensions of credit made by Atlantic to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Atlantic. Atlantic has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Except as set forth in the Atlantic SEC Reports, for the past three (3) years, neither Atlantic (including any employee thereof) nor, to the Knowledge of Atlantic, Atlantic’s independent auditors, has received any written complaint, allegation, assertion or claim that there is, or there has been, (i) a “significant deficiency” in the internal controls over financial reporting of Atlantic, (ii) “material weakness” in the internal controls over financial reporting of Atlantic or (iii) fraud, whether or not material, that involves management or other employees of Atlantic who have a role in the internal controls over financial reporting of Atlantic.

5.9 No Undisclosed Liabilities. Atlantic has no material liabilities except for the liabilities (a) set forth or disclosed in the Atlantic Financial Statements, (b) that have arisen since the date of the most recent balance sheet included in the Atlantic SEC Reports in the Ordinary Course of Business, or (c) either permitted to be incurred pursuant to Section 5.10 or incurred in accordance with Section 5.10.

5.10 Consents; Conflicts.

(a) Except as set forth on the Atlantic Disclosure Schedules or as set forth in Contracts made available to Axiom, or as would not have a Material Adverse Effect on any member of Atlantic Group, neither the execution and delivery of this Agreement or any Ancillary Document, nor the consummation of the Contemplated Transactions will (with or without notice or lapse of time):

(i) breach any provision of any of the Governing Documents of any member of Atlantic Group;

(ii) violate any material Law applicable to, binding upon, or enforceable against Atlantic Group;

(iii) result in a material breach of, constitute a material default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any Atlantic Group Material Contract to which any member of Atlantic Group is a party or by which such member or the assets or properties owned or leased by any of them are bound or affected or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to the members of Atlantic Group or any of its respective material assets, taken as a whole, or result in, or require or permit the creation or imposition of any Encumbrance of any nature upon or with regard to any member of Atlantic Group, its respective material assets, taken as a whole, or the business of the Atlantic Group as currently conducted (the “Atlantic Business”); or

(iv) cause to be enforced any existing right of first refusal, right of first offer, right of exclusivity or other like or similar right granted by any member of Atlantic Group to the Atlantic Business or any assets of Atlantic Group.

(b) Except as set forth in the Atlantic Disclosure Schedules or as set forth in Contracts made available to Axiom, the execution and delivery by Atlantic Group of this Agreement and any Ancillary Documents do not, and the consummation of the Contemplated Transactions will not: (a) conflict with or violate any provision of the Governing Documents of any member of Atlantic Group; (b) violate any provision of any Legal Requirements; (c) violate, or constitute a breach under, any Order or applicable Law to which Atlantic Group or any of its properties or assets are bound, or (d) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrances), except in the case of any of clauses (a) through (d) above, as would not have a Material Adverse Effect on any member of Atlantic Group. Except as described on the Atlantic Disclosure Schedules or as may be required by the Exchange Act, the execution and delivery by Atlantic Group of this Agreement and any Ancillary Documents does not, and the consummation of the Contemplated Transactions will not require any Consent of, or designation declaration or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, or any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have any Material Adverse Effect on any member of Atlantic Group.

5.11 Change of Control Payments. Schedule 5.11 of the Atlantic Disclosure Schedules sets forth a list of all bonuses and other payments by Atlantic Group to any Persons that become due and payable as a result of the Contemplated Transactions (each, a “Change of Control Payment”), identifying for each such Change of Control Payment (i) the Person eligible to receive such Change of Control Payment, (ii) the total potential amount of such Change of Control Payment, and (iii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.

5.12 Title to Assets. Atlantic Group has good and marketable title to, or a valid leasehold interest in or a valid right to use, the assets used in its business (tangible and intangible), free and clear of any and all Encumbrances, other than Permitted Encumbrances. On the Closing Date, except as set forth in the Atlantic Disclosure Schedules, no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any assets has been recorded, filed, executed or delivered. All tangible personal property located on the Atlantic Leased Real Property (as defined herein below) is owned by Atlantic Group. The Atlantic Disclosure Schedules sets forth a list of all holders of Indebtedness that have an Encumbrance (other than a Permitted Encumbrance) in any of the assets of Atlantic Group used in its business (tangible and intangible).

5.13 Insurance. Atlantic has made available a true and correct list and description of all insurance policies which are held by any member of Atlantic Group or which names a member of Atlantic Group as an insured (or loss payee). During the preceding three (3) years, no member of Atlantic Group has received any notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that that there will thereafter be no renewal of an existing policy. Except as set forth on the Atlantic Disclosure Schedules, there are no pending claims that have been denied insurance coverage. Atlantic Group has made available to Axiom copies of all loss runs with respect to claims asserted against any member of Atlantic Group for all periods commencing on or after January 1, 2023.

5.14 Tax Matters.

(a) Each member of Atlantic Group has properly filed on a timely basis (taking into account validly obtained extensions of time to file) all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws, and each member of Atlantic Group has timely paid or remitted all material Taxes (whether or not shown on any Tax Return) required to be paid or remitted by such member.

(b) All material Taxes that any member of Atlantic Group is or was required by Law to withhold or collect from amounts paid to any employee, independent contractor, creditor, stockholder, equity holder or other Person have been duly withheld or collected and, to the extent required, have been properly and timely remitted or paid to the appropriate Taxing Authority. No member of Atlantic Group has ever been a member of a group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns (other than a group of which Atlantic is the common parent). No member of Atlantic Group has liability for Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or non-U.S. Law) (other than with respect to a consolidated group of which Atlantic is the common parent), (ii) as a transferee or successor, or (iii) pursuant to any contractual obligation (other than with respect to a commercial agreement entered into in the Ordinary Course of Business and not primarily related to Taxes).

(c) No member of Atlantic Group has received written notice of any examination or audit, tax nexus inquiry or other action of or relating to Taxes or Tax Returns by any Taxing Authority that is currently in progress and no such examination, audit, inquiry or action has been threatened in writing. Since January 1, 2023, no member of Atlantic Group has received from any Taxing Authority (including jurisdictions where any such member has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against such member. Atlantic has made available to Axiom correct and complete copies of all U.S. federal and state, local and non-U.S. income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any member of Atlantic Group in connection with any taxable periods since January 1, 2022. There are no Encumbrances with respect to Taxes upon any of the assets or properties of any member of Atlantic Group, other than Permitted Encumbrances.

(d) In the past three (3) years, no claim has been made by a Taxing Authority in a jurisdiction where any member of Atlantic Group does not file a particular type of Tax Return or pay a particular type of Tax that such member is or may be required to file such Tax Return or is or may be subject to such Tax by that jurisdiction.

(e) No member of Atlantic Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that will be effective after the Closing.

(f) For U.S. federal and applicable state and local income Tax purposes, each member of Atlantic Group is and has always been treated as a domestic corporation.

(g) No member of Atlantic Group has distributed equity interests of another Person, and has not had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code within the preceding two (2) years.

(h) No member of Atlantic Group is or has ever been a party to any “reportable transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b). Each member of Atlantic Group has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Law).

(i) No member of Atlantic Group is subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(j) No member of Atlantic Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Pre-Closing Tax Period, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including pursuant to Sections 455 or 456 of the Code and Treasury Regulations issued thereunder) received on or prior to the Closing Date, (vi) the application of Sections 951 or 951A of the Code, or (vii) an ownership interest in any “passive foreign investment company” within the meaning of section 1297 the Code.

(k) No member of Atlantic Group has any obligation to pay Taxes pursuant to Section 965(h) of the Code.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to any member of Atlantic Group, and no power of attorney with respect to Taxes with respect to any member of Atlantic Group is in effect that will remain in effect after the Closing.

(m) No member of Atlantic Group is a party to any joint venture, partnership or other arrangement or contract treated as a partnership for income Tax purposes (other than with respect to the entities identified in Schedule 5.14(m) of the Atlantic Disclosure Schedule).

(n) The taxable year of each member of Atlantic Group is and has always been the calendar year ending on December 31 for U.S. federal and applicable state and local income Tax purposes. Each member of Atlantic Group is, and has always been, accrual method taxpayers for U.S. federal (and applicable state and local) income Tax purposes.

(o) No member of Atlantic Group has made an election to defer any Tax payments under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (as amended by section 206 of the Taxpayer Certainty and Disaster Tax Relief Act of 2020, enacted as Division EE of the Consolidated Appropriations Act of 2021) (the “CARES Act”) or IRS Notice 2020-65, as modified by IRS Notice 2021-11 (or any similar election under federal, state or local Law). Atlantic and each of its Subsidiaries have complied with all applicable Laws and satisfied all of the requirements to claim any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act of 2020 (or any similar election under federal, state or local Law) and Section 2301 of the CARES Act (or any similar election under federal, state or local Law) which each of them claimed.

(p) No member of Atlantic Group possesses or holds any property or obligation, including uncashed checks to customers, patients, or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

(q) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 5.14 constitute the sole representations and warranties made with respect to Tax matters relating to Atlantic Group.

5.15 Conduct of Business. Except as set forth on the Atlantic Disclosure Schedules, since December 31, 2024, no member of Atlantic Group has taken any action that, if taken from and after the date of this Agreement and the Closing, would have required Axiom’s consent pursuant to Section 4.3.

5.16 Contracts.

(a) Atlantic has made available to Axiom the following Contracts (other than purchase orders entered into in the Ordinary Course of Business or Employee Plans) to which Atlantic Group is a party or by which Atlantic Group is bound:

(i) Each Contract with an Atlantic Significant Customer (as defined herein below), Atlantic Significant Supplier (as defined herein below), and each other Contract that involves performance of services or delivery of goods or materials by or to Atlantic Group of an amount or value in excess of $750,000 over the course of one year;

(ii) Each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Atlantic Group in excess of $100,000 in one year;

(iii) Each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (excepting personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with a term of less than one (1) year);

(iv) Each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v) Each partnership, joint venture or other similar Contract involving a sharing of profits, losses, costs or liabilities by Atlantic Group with any other Person;

(vi) Each Contract containing covenants that (A) prohibit any member Atlantic Group from freely engaging in any line of business or competing with any Person, including any Contracts requiring any member of Atlantic Group to maintain an exclusive relationship or requiring any member of Atlantic Group to not compete or to not solicit in any manner, (B) grants a most-favored nation status, favored pricing, right of first refusal or first negotiation to any Person, or (C) imposes any minimum purchase obligations on any member of Atlantic Group;

(vii) Each Contract for capital expenditures in excess of $100,000 for any item or $250,000 in the aggregate in one year;

(viii) Each executive employment Contract that provides for employment of senior executives or management personnel by any member of Atlantic Group on a full-time, part-time or other basis;

(ix) Any Contract relating to the acquisition or disposition in the past three (3) years, directly or indirectly, of any business, Real Property or other assets, or the Equity Interests of any other Person;

(x) Any Contract for Indebtedness, including all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing;

(xi) Any Contract involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities with outstanding obligations or that were entered into in the past three (3) years;

(xii) Any management service, consulting, financial advisory or any other similar type of Contract and all Contracts with investment or commercial banks;

(xiii) Any Contract regarding the licensing, ownership, development, granting of immunity or use of any material Intellectual Property by any member of Atlantic Group or to a member of Atlantic Group (except for “shrink-wrap” or “click-through” license agreements pertaining to software that is available in consumer retail stores or otherwise commercially available where the aggregate value of all licenses of the same or substantially identical software is less than $250,000);

(xiv) Any other material Contract of any member of Atlantic Group, whether or not entered into in the Ordinary Course of Business, which shall include any Contract that requires payment by any member of Atlantic Group in excess of $500,000 in any twelve (12) month period that cannot be terminated on less than ninety (90) days’ notice without the payment of any termination fee, premium or penalty; and

(xv) Any Contract not already required to be listed pursuant to clause (ix) above under which Atlantic Group has continuing material indemnification, contribution or subrogation obligations to any Person, other than those entered into in the Ordinary Course of Business.

(b) Except as otherwise disclosed made available to Axiom or set forth in the Atlantic Disclosure Schedules each Contract identified or required to be identified under Section 5.16(a) above (the “Atlantic Group Material Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms, except to the extent that such enforceability may be limited by the General Enforceability Exceptions; (ii) members of Atlantic Group are in material compliance with all applicable terms and requirements of each Atlantic Group Material Contract; (iii) to the Knowledge of Atlantic Group, no other party to any Atlantic Group Material Contract is in default thereunder; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Atlantic Group or any other party thereto the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Atlantic Group Material Contract; and (v) no member of Atlantic Group has waived any material right under any of the Atlantic Group Material Contracts or modified any material terms thereof. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any member of Atlantic Group under current or completed Atlantic Group Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. No party to any Atlantic Group Material Contract has exercised any acceleration, cancellation, termination or modification rights with respect thereto, and no party to any Atlantic Group Material Contract or other Person has notified Atlantic Group of its intention to do so.

5.17 Customers and Suppliers. Atlantic has made available to Axiom a list of the top twenty (20) customers by revenue for the period January 1, 2024, through September 30, 2025 (the “Atlantic Significant Customers”) and a list of the top twenty (20) suppliers by payables for the period January 1, 2025 through September 30, 2025(collectively, the “Atlantic Significant Suppliers”). The relationships of the members of Atlantic Group with the Atlantic Significant Customers and Atlantic Significant Suppliers are good commercial working relationships and no Atlantic Significant Customer or Atlantic Significant Supplier has given Atlantic Group or any Affiliate any written notice, or otherwise indicated any intention, and to Atlantic Group’s Knowledge there is no intention by any Atlantic Significant Customer or Atlantic Significant Supplier, to terminate its business relationship or to materially limit or materially alter its business relationship (including stopping, decreasing the rate of, or changing the terms (whether related to payment, price or otherwise) with respect to, buying products and/or services from Atlantic Group or supplying materials, products or services to Atlantic Group (whether as a result of the consummation of the Contemplated Transactions or otherwise)).

5.18 Employee Benefit Plans.

(a) Atlantic Employee has made available a list of each material Employee Plan.

(b) Atlantic has made available to Circle8 Group true, correct and complete copies of each material Atlantic Employee Plan (or if not written, a written summary of its material terms), including to the extent applicable: (A) all plan documents and amendments thereto, (B) any determination, opinion, notification and advisory letters, (C) trust agreements, insurance Contracts, and other funding arrangements, (D) most recent summary plan descriptions, together with the summaries of material modifications thereto, (E) the most recent annual reports (Form Series 5500), (F) non-discrimination testing results for the last three (3) plan years, and (G) any material correspondence to and from governmental agencies, during the most recent three years.

(c) Atlantic Group has previously paid any amounts payable to, or on behalf of, current and/or former managers, employees, officers and agents of Atlantic Group pursuant to any Atlantic Employee Plan or other arrangement (including any sale bonus, incentive, retention, employment, retirement, compensation, separation, severance or similar plan or agreement) in connection with or as a result of any sale or acquisition transaction (not including the Contemplated Transactions) completed prior to the Closing Date.

(d) Each Atlantic Employee Plan (and each related trust, insurance Contract or fund) has been established, funded, maintained, operated and administered in accordance with its terms, any related documents or agreements, and applicable Law in all material respects.

(e) No Atlantic Employee Plan is maintained outside of the United States

(f) There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Atlantic Employee Plans by Atlantic Group or, to Atlantic’s Knowledge, any third party that could result in any liability or excise Tax under ERISA or the Code being imposed on Atlantic Group.

(g) Each Atlantic Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(h) Neither Atlantic nor any of its ERISA Affiliates maintain, sponsor, contribute to, have any obligation to contribute to, or have any liability under or with respect to (i) a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA)

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Atlantic Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.

(j) Neither the execution and delivery of this Agreement and the Ancillary Documents nor the consummation of the Contemplated Transactions will: (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of Atlantic Group under any Atlantic Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Atlantic Employee Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent or, (iv) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code.

5.19 Employees.

(a) Atlantic has made available a list of all employees, consultants and individual independent contractors of Atlantic Group, including any employees who provide services directly and only to Atlantic Group through a professional employment organization (collectively, the “Atlantic Internal Employees”), as well as any Atlantic Temporary Employees (as defined herein below) that also provide services directly and only to Atlantic Group, together with (i) their respective job titles, (ii) hire date, (iii) office location, (iv) current base salaries or hourly wage rates, (v) commission, bonus or other incentive-based compensation, (vi) any other form of compensation paid or payable to such individuals for the most recent fiscal year, (vii) a summary description of the fringe benefits currently provided to such individual, (viii) vacation entitlement and accrual, and (ix) such individual’s classification as exempt or non-exempt for wage and hour purposes, as applicable.

(b) No member of Atlantic Group is a party to any collective bargaining agreement or other Contract with a labor union or labor organization, and no Atlantic Internal Employee or any temporary employee of Atlantic Group, including any temporary employees who provide services directly and only to Atlantic Group through a professional employment organization (each, a “Atlantic Temporary Employee”) is represented by any labor organization with respect to such employee’s employment with Atlantic Group. Since January 1, 2023, there have not been, nor are there presently pending or, to Atlantic’s Knowledge, has there been any threat of, any (i) work stoppages, strikes, work slowdowns, lockouts, labor disputes or other material controversies between Atlantic Group and any of its Atlantic Internal Employees or Atlantic Temporary Employees, (ii) labor union grievances or organizational efforts, or (iii) unfair labor practice or labor arbitration proceedings.

(c) Except as set forth in Section 5.19(c) of the Atlantic Disclosure Schedule, since January 1, 2023, there have not been any Actions pending or, to Atlantic’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Atlantic Group (including any Atlantic Internal Employee or Atlantic Temporary Employee), including any claim relating to Atlantic Employee Plans, unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment-related matter arising under applicable laws or regulations. There are no currently-pending internal complaints or investigations regarding any of the foregoing.

(d) Except as set forth in Section 5.19(d) of the Atlantic Disclosure Schedule, no member of Atlantic Group is a party to any Contract, and no member of Atlantic Group have established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for Atlantic Group upon termination of such services.

(e) Atlantic Group (i) is and has been in compliance in all respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination (including employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, hiring, promotion and termination of employees), equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, working conditions, workers’ compensation, leaves of absence, paid family leave, mandatory short-term disability insurance, unemployment insurance, privacy, wages (including overtime wages), compensation and hours of work, hiring, promotion and termination of employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to the Atlantic Internal Employees and Atlantic Temporary Employees, including any severance payments to former employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for the Atlantic Internal Employees and Atlantic Temporary Employees (other than routine payments to be made in the normal course of business and consistent with past practices); (v) has no leased employees; and (vi) has no independent contractors who have provided services for a period of six (6) consecutive months or longer. To Atlantic’s Knowledge, Atlantic Group is in compliance in all respects with all applicable Legal Requirements with respect to Tax withholding for all Atlantic Internal Employees and Atlantic Temporary Employees.

(f) Atlantic Group has properly classified all individuals who perform services for Atlantic Group as an employee or independent contractor and as exempt or non-exempt, and there is no Action pending or, to Atlantic’s Knowledge, threatened that challenges such classifications.

(g) Except as set forth in Section 5.19(g) of the Atlantic Disclosure Schedule, Atlantic Group is employing individuals who are lawfully permitted to work in the jurisdiction in which it is located. Atlantic Group is in compliance in all material respects with all applicable Legal Requirements regarding immigration and/or employment of non- citizen workers. Since January 1, 2023, no member of the Atlantic Group has been notified of any pending or threatened investigation by any branch or department of any Governmental Authority charged with administration and enforcement of immigration laws concerning it, and Atlantic Group have not received any notices within the preceding twelve (12) months regarding immigration issues.

(h) To Atlantic’s Knowledge, no current Atlantic Internal Employee or Atlantic Temporary Employee is bound by any Contract with a Person other than Atlantic Group that purports to limit the ability of such employee to engage in or continue or perform any conduct, activity, duties or practice relating to the Atlantic Business.

(i) Atlantic Group has paid or properly accrued in the Ordinary Course of Business all wages, overtime pay, bonuses, and other compensation due to the Atlantic Internal Employees and the Atlantic Temporary Employees, including all vacations or vacation pay, holidays or holiday pay and sick days or sick pay.

5.20 Permits.

(a) Atlantic has made available a true and correct list of, and Atlantic Group possesses, all material Permits which are required in order for the members of Atlantic Group to conduct it’s the Atlantic Business as presently conducted, including all material Permits required pursuant to the Contracts to which any member of Atlantic Group is a party.

(b) Regarding such material Permits:

(i) each Permit is valid and in full force and effect;

(ii) Atlantic Group is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Permit;

(iii) no Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to Atlantic Group’s Knowledge, threatened, including in connection with the consummation of the Contemplated Transactions;

(iv) to Atlantic Group’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit;

(v) no member of Atlantic Group has received any written notice, Order or other communication (whether oral or written) from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit;

(vi) all applications required to have been filed for the renewal of the material Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority;

(vii) the Permits collectively constitute all of the Permits necessary to permit Atlantic Group to lawfully conduct and operate its business in the manner in which Atlantic Group currently conducts and operates its business and to permit Atlantic Group to own and use its respective assets in the manner in which they currently own and use such assets; and

(viii) there are no circumstances that could reasonably be expected to result in a failure of, or material delay in, the issuance of any Permit for which an application of any member of Circle8 Group is pending.

5.21 Environmental Matters. Each member of Atlantic Group is, and has been, in compliance in all material respects with all applicable Environmental Laws. Atlantic Group and its Affiliates possess, and are in compliance in all material respects with, all Environmental Permits which are required under applicable Environmental Laws for the operation of the Atlantic Business. There are no, and there have not been, any Environmental Claims pending or, to Atlantic Group’s Knowledge, threatened against any member of Atlantic Group. To Atlantic Group’s Knowledge, no Atlantic Internal Employee has been exposed to Hazardous Materials which exposure could be the basis of any Environmental Claim or other claim against or liability of Atlantic Group. No member of Atlantic Group has received any written communication alleging that it is not (or was not) in compliance with, or has liability or potential liability under, any applicable Environmental Laws or Environmental Permits. To Atlantic Group’s Knowledge, there are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Atlantic Leased Real Property or personal property owned, leased, operated or used by any member of Atlantic Group or at which any member of Atlantic Group has performed services, nor, to Atlantic Group’s Knowledge, has there been any Release of any Hazardous Materials therefrom, in each case, in violation of, or which could be the basis of liability or obligation under, Environmental Laws. No member of Atlantic Group has received any written notice or request for information from any Person (a) of potential or actual liability for cleanup or environmental remediation thereof or (b) under or relating to any local law.

5.22 Real Estate.

(a) Atlantic Group does not own any Real Property.

(b) Atlantic has made available a complete and correct list of all Real Property in which any member of Atlantic Group has a leasehold or subleasehold interest, or other right to use or occupy (such Real Property is herein referred to as the “Atlantic Leased Real Property”), including the address of all the Atlantic Leased Real Property and the owner(s) of the Atlantic Leased Real Property. Atlantic Group has made available to Axiom a complete and correct copy of each Lease or other Contract (or, in the case of any oral Lease or Contract, a written description thereof) pertaining to any of the Atlantic Leased Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto (collectively, the “Atlantic Leases”). Each of the Atlantic Leases is legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof, except to the extent that such enforceability may be limited by the General Enforceability Exceptions.

5.23 Intellectual Property; IT Assets; Data Privacy.

(a) Atlantic has made available to Axiom an overview of (i) all Registered Intellectual Property and (ii) other material Atlantic Intellectual Property. Other than as made available to Axiom or Atlantic Disclosure Schedules, constitutes all of the Intellectual Property necessary for the operation of the Atlantic Business as it is currently conducted. Atlantic is the owner or licensee of all right, title and interest in and to each of the Atlantic Group Intellectual Property items listed for it therein, free and clear of all Encumbrances, and has the right to use all of the Atlantic Intellectual Property without payment to a Third Party. Atlantic Group has taken all actions reasonably necessary to maintain and protect all of the Registered Intellectual Property held by them, including payment of applicable maintenance fees and filing of applicable required filings as and when required with the appropriate Governmental Authority.

(b) No Person, other than Atlantic Group, possesses any ownership or other interest with respect to any Atlantic Group Intellectual Property or any current or contingent rights to sublicense, sell or otherwise distribute products or services utilizing any Atlantic Group Intellectual Property.

(c) To Atlantic Group’s Knowledge, Atlantic Group, nor its conduct of the Atlantic Business, has materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Third Party, and Atlantic Group has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To Atlantic Group’s Knowledge, no Third Party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Atlantic Group Intellectual Property. No Action is pending or, to Atlantic Group’s Knowledge, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by Atlantic Group or by any product or service made, used, sold or otherwise provided by any of them, or (ii) challenging the scope, ownership, validity, or enforceability of any Intellectual Property owned or used by Atlantic Group.

(d) Except as set forth in the Atlantic Disclosure Schedules, Atlantic Group has obtained from all Persons (including employees and current or former consultants and subcontractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any Atlantic Group Intellectual Property purported to be owned by them, valid and enforceable written assignments of any such work, invention, improvement or other rights to Atlantic Group, or other agreements or written documentation which assign to and vest in Atlantic Group the exclusive ownership of such work, invention, improvement or other rights.

(e) The IT assets of Atlantic Group operate and perform in all material respects in a manner that permits Atlantic Group to conduct the Atlantic Business as currently conducted and, to Atlantic Group’s Knowledge, no Person has gained unauthorized access to or otherwise interfered with the operation of any IT asset. In all matters related to the Atlantic Business, Atlantic Group has implemented and followed reasonable security measures including, data backup and disaster recovery processes that are appropriate for businesses that collect, maintain and transfer sensitive health and other personal information.

(f) Atlantic Group is in compliance in all material respects with: (i) all applicable Laws and Legal Requirements pertaining to (A) data security, cybersecurity, privacy, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”)) ((A) and (B) together “Privacy Laws”); (ii) the Payment Card Industry Security Standards set by the PCI Security Standards Council, to the extent that it is subject to same, pursuant to contract or otherwise, and it has validated its compliance with such standards to the extent required by the applicable rules and guidelines issued by card associations; and (iii) all obligations imposed upon Atlantic Group in Contracts (or portions thereof) to which it is a Party that are applicable to Data Activities (such obligations collectively, “Privacy Agreements”). Atlantic Group has implemented and distributed written privacy and data security policies, including a publicly posted website privacy policy (“Privacy and Data Security Policies”), which are all of the privacy and data security policies that Atlantic Group is required to maintain. Atlantic Group has made available to Axiom a true, correct, and complete copy of each of said Privacy and Data Security Policies. At all times, Atlantic Group has been and it is in compliance in all material respects with all such Privacy and Data Security Policies. None of the execution, delivery or performance of this Agreement, nor the consummation of any of the Contemplated Transactions, will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(g) There is no pending, nor has there been since January 1, 2023 any material Actions against Atlantic Group initiated by: (x) any Person; (y) any other Governmental Authority, foreign or domestic; or (z) any regulatory or self-regulatory entity alleging any violation by or on behalf of any member of Atlantic Group of Privacy and Data Security Policies.

(h) Since January 1, 2023, there has been no material breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of any member of Atlantic Group or, to Atlantic Group’s Knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of Atlantic Group, or any material unauthorized intrusions or breaches of security into Atlantic Group’s systems.

5.24 Brokers. Except as set forth in the Atlantic Disclosure Schedules, Atlantic Group has no liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby.

5.25 Absence of Certain Changes or Events. Atlantic Group has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting Atlantic which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Atlantic Group.

5.26 No Other Representations.

(a) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Atlantic Group has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE VI and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of Axiom, Circle8 Group or any other Person, either express or implied, and Atlantic Group, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE VI and in the Ancillary Documents to which it is or will be a party, none of Axiom, Circle8 Group or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to Axiom, Circle8 Group or any other Person in this Agreement, the Ancillary Documents or the Contemplated Transactions.

(b) The representations and warranties expressly set forth in this ARTICLE V by Atlantic Group constitute the sole and exclusive representations and warranties of Atlantic Group in connection with this Agreement, the Ancillary Documents or the Contemplated Transactions and Axiom and Circle8 Group understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Atlantic Group.

Article VI
Representations and Warranties Regarding Axiom and Circle8 Group and its Subsidiaries

Each of Axiom and Circle8 Group represents and warrants to Atlantic that the following statements in this ARTICLE VI are true and correct as of the date hereof and as of the Closing Date except as set forth in the disclosures and documents in the online data room hosted on behalf of Axiom and Circle8 Group by Ideals (the “Data Room”) and made available to Atlantic prior to the close of business on the Business Day preceding the date of this Agreement:

6.1 Organization; Standing and Power. Axiom and Circle8 Group are each duly organized, validly existing and in good standing, under the Laws of their respective jurisdictions. Axiom and Circle8 Group each have requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all Ancillary Documents to which Axiom and Circle8 Group is or will be a party have been duly authorized by Axiom and Circle8 Group, respectively, has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities as currently conducted and as presently contemplated to be conducted. Each of Axiom and Circle8 Group is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in all jurisdictions in which the ownership or leasing of the properties and assets owned or leased by them or the nature of their activities makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Schedule 6.1 of the Circle8 Group Disclosure Schedules is a true and complete list of: (i) each jurisdiction in which Circle8 is qualified to do business, (ii) every foreign jurisdiction in which Circle8 has employees or facilities and (iii) the directors and officers of Circle8 Group.

6.2 Books and Records. Except as set forth on Schedule 6.2 of the Circle8 Group Disclosure Schedules, Axiom or Circle8 Group has made available to Atlantic true, correct and complete copies of their Governing Documents and their minute books. Such Governing Documents are in full force and effect.

6.3 Enforceability. This Agreement and the Ancillary Documents to which Circle8 Group and Affiliates are a party have been duly executed and delivered by Circle8 Group and its Affiliates and are enforceable against Circle8 Group and its Affiliates, in accordance with their respective terms, except to the extent that such enforceability may be limited by the General Enforceability Exceptions.

6.4 Capitalization. Except for Circle8 Equity, there are no other Equity Interests of Circle8, and there are not, and shall be no, outstanding or authorized subscriptions, options, or warrants, calls, rights, commitments or any other agreements or arrangements of any character obligating Circle8 Group or any of its Affiliates to issue any capital stock or other Equity Interests, or evidencing the right to subscribe for any capital stock or other Equity Interests. At Closing, all issued and/or outstanding shares of capital stock or other securities of Circle8 and the Affiliates shall be delivered to Atlantic. No person has, and at Closing no person shall have, any right of first refusal, preemptive right, right of participation, or any similar right to acquire securities of Circle8 Group or any Affiliate. The transfer of Circle8 Equity will not obligate Circle8 Group to issue shares of any member of the Circle8 Group and any Affiliate, or other securities to any Person and will not result in a right of any holder of Circle8 Group’s and Equity Interests to adjust the exercise, conversion, exchange or reset price under such securities. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of Equity Interests of Circle8 Group.

6.5 Litigation. Except as set forth on the Circle8 Group Disclosure Schedules, there is no Action pending or, to Axiom and Circle8 Group’s Knowledge, threatened against Axiom and Circle8 Group, and/or its Affiliates that, if adversely decided or resolved, would have a Material Adverse Effect on Circle8 Group or its Affiliates. Neither Circle8 Group, the Affiliates, nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Actions by Circle8 Group or Circle8 Group Affiliates pending against any other Person.

6.6 Compliance with Applicable Legal Requirements.

(a) Circle8 Group has complied and is in compliance in all material respects with all material Legal Requirements applicable to it and to its assets, properties, operations and business. Circle8 Group has not received any written notice from any Governmental Authority to the effect, or otherwise been advised, that it is not in compliance with any such Legal Requirements, and Circle8 Group has no Knowledge that any existing circumstances are likely to result in an Action for a violation of any such Legal Requirement. To Circle8 Group’s Knowledge, no investigation or review by any Governmental Authority with respect to Circle8 Group, or its promoters, stockholders, affiliates, directors, officers, consultants, employees, agents or other representatives is pending or, to Circle8 Group’s Knowledge, threatened, nor has any Governmental Authority given Circle8 Group or its Affiliates written notice of its intention to conduct the same.

(b) No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any member of Circle8 Group of, or a material failure on the part of such member of Circle8 Group to comply with, any Legal Requirement or (ii) may give rise to any obligation on the part of such member of Circle8 Group to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(c) Without limiting any provision of this Agreement: (i) neither Circle8 Group nor, to Circle8 Group’s Knowledge, any officer, manager, agent, employee or other Person associated with or acting on behalf of Circle8 Group has, directly or indirectly: (a) paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person, government official or other party that is illegal or improper under any applicable Legal Requirement, (b) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (c) made any unlawful payment or offered anything of value to any foreign or domestic government official or employee or to any foreign or domestic political parties or campaigns, (d) violated or is in violation of any provision of the United States Foreign Corrupt Practices Act of 1977 (15 United States Code Section 78dd-1, et seq.), as amended, or any applicable Legal Requirement of similar effect, (e) made any unlawful bribe, rebate, payoff, influence payment, kickback or transfer of value to any other Person, or (f) established or maintained any fund that has not been recorded in the books and records of Circle8 Group; and (ii) each member of Circle8 Group has complied in all material respects and is in material compliance with applicable provisions of the United States export and sanctions laws, and regulations implemented thereunder, including the Arms Export Control Act (22 United States Code Section 2751 et seq.), as amended, the Export Administration Act (50 United States Code Section 2401 et seq.), as amended, the International Emergency Economic Powers Act (50 United States Code Section 17091 et seq.), as amended, and the various sanctions regulations administered by the Office of Foreign Assets Control of the Department of the Treasury of the United States, as amended. Without limiting the foregoing, no member of Circle8 Group has made any investments or performed any Contracts in, or involving a Person from, Cuba, Iran, North Korea, Sudan, Syria, Burma (Myanmar) or the Crimea, “Donetsk People’s Republic” and “Luhansk People’s Republic” regions of Ukraine.

(d) No member of Circle8 Group is in violation of any Anti-Terrorism Law and has not engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(e) To Circle8 Group’s Knowledge, neither Circle8 Group nor any Affiliates, agents acting or benefiting in any capacity in connection with this Agreement, or the transactions contemplated hereby is any Blocked Person.

(f) To Circle8 Group’s Knowledge, neither Circle8 Group nor its Affiliates, any of its agents acting in any capacity in connection with this Agreement, or the Contemplated Transactions: (i) conducts any business or engages in making or receiving any contribution of funds, goods, or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.7 Financial Statements.

(a) There are no outstanding loans or other extensions of credit made by any member of Circle8 Group to any executive officer or director of any member of Circle8 Group.

(b) Other than as disclosed in the Circle8 Group Disclosure Schedules or in the Data Room, Schedule 6.7(b) of the Circle8 Disclosure Schedules sets forth certain pro forma profit and loss financial information for certain members of the Circle8 Group prepared by Circle8 Groups’ management as of September 30, 2025 (the “Circle8 Group Pro Forma Financial Statements”), which financial information is consistent with, in all material respects, the books and records of the applicable members of the Circle8 Group for the period of time from January 1, 2025 through September 30, 2025; provided that none of Axiom, Circle8 Group or any of their respective Affiliates makes any representations or warranties with respect to EBITDA set forth on the Circle8 Group Pro Forma Financial Statements.

6.8 No Undisclosed Liabilities. Circle8 Group has no material liabilities except for the liabilities (a) set forth in the Circle8 Group Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the Contemplated Transactions hereby or thereby, (c) set forth or disclosed in the Circle8 Group Pro Forma Financial Statements, or (d) that have arisen since the date of the most recent balance sheet.

6.9 Consents; Conflicts.

(a) Except as set forth on the Circle8 Group Disclosure Schedules, in Contracts made available or as would not have a Material Adverse Effect on any member of Circle8 Group, neither the execution and delivery of this Agreement or any Ancillary Document, nor the consummation of the Contemplated Transactions will (with or without notice or lapse of time):

(i) breach any provision of any of the Governing Documents of any member of Circle8 Group;

(ii) violate any material Law applicable to, binding upon, or enforceable against Circle8 Group;

(iii) result in a material breach of, constitute a material default under, give rise to any right of termination, modification, foreclosure, cancellation or acceleration under, or cause any loss of benefit under, any of the terms, conditions or provisions of any Circle8 Material Contract to which any member of Circle8 Group is a party or by which such member or the assets or properties owned or leased by any of them are bound or affected or give to others any rights (including rights of termination, modification, foreclosure, cancellation or acceleration) in or with regard to the members of Circle8 Group or any of its respective material assets, taken as a whole, or result in, or require or permit the creation or imposition of any Encumbrance of any nature upon or with regard to any member of Circle8 Group, its respective material assets, taken as a whole, or the Business; or

(iv) cause to be enforced any existing right of first refusal, right of first offer, right of exclusivity or other like or similar right granted by any member of Circle8 Group to the Business or any assets of Circle8 Group.

(b) Except as set forth in the Circle8 Group Disclosure Schedules or as set forth in Contracts made available, the execution and delivery by Circle8 Group of this Agreement and any Ancillary Documents do not, and the consummation of the Contemplated Transactions will not: (a) conflict with or violate any provision of the Governing Documents of any member of Circle8 Group; (b) violate any provision of any Legal Requirements; (c) violate, or constitute a breach under, any Order or applicable Law to which Circle8 Group or any of its properties or assets are bound, or (d) result in the creation of any Encumbrance upon any of the assets or properties (other than any Permitted Encumbrances), except in the case of any of clauses (a) through (d) above, as would not have a Material Adverse Effect on any member of Circle8 Group. Except as described on the Circle8 Group Disclosure Schedules or as may be required by the Exchange Act, the execution and delivery by Circle8 Group of this Agreement and any Ancillary Documents does not, and the consummation of the Contemplated Transactions will not require any Consent of, or designation declaration or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person, or any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have any Material Adverse Effect on any member of Circle8 Group.

6.10 Change of Control Payments. Schedule 6.10 of the Circle8 Group Disclosure Schedules sets forth a list of all bonuses payments and succession fees to any Persons by Circle8 Group that become due and payable as a result of the Contemplated Transactions (each, a “Change of Control Payment”), identifying for each such Change of Control Payment (i) the Persons eligible to receive such Change of Control Payment and (ii) the Contract or other arrangement pursuant to which such Change of Control Payment is payable or required to be made.

6.11 Title to Assets. Circle8 Group has good and marketable title to, or a valid leasehold interest in or a valid right to use, the assets used in the Business (tangible and intangible), free and clear of any and all Encumbrances, other than Permitted Encumbrances. On the Closing Date, except as set forth in the Circle8 Group Disclosure Schedules, no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any assets has been recorded, filed, executed or delivered. All tangible personal property located on the Circle8 Leased Real Property (as defined herein below) is owned by Circle8 Group. Axiom or Circle8 Group has made available information on all holders of Indebtedness that have an Encumbrance (other than a Permitted Encumbrance) in any of the assets of Circle8 Group used in the Business (tangible and intangible).

6.12 Insurance. Axiom or Circle8 Group has made available a true and correct list and description of all insurance policies which are held by any member of Circle8 Group or which names a member of Circle8 Group as an insured (or loss payee). During the preceding three (3) years, no member of Circle8 Group has received any notice from or on behalf of any insurance carrier issuing such insurance policies to the effect that that there will thereafter be no renewal of an existing policy. Except as set forth on the Circle8 Group Disclosure Schedules, there are no pending claims that have been denied insurance coverage. Axiom or Circle8 Group has made available to Atlantic copies of all loss runs with respect to claims asserted against any member of Circle8 Group for all periods commencing on or after January 1, 2023.

6.13 Taxes.

(a) Each member of Circle8 Group has properly filed on a timely basis (taking into account validly obtained extensions of time to file) all material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws, and each member of Circle8 Group has timely paid or remitted all material Taxes (whether or not shown on any Tax Return) required to be paid or remitted by such member.

(b) All material Taxes that any member of Circle8 Group is or was required by Law to withhold or collect from amounts paid to any employee, independent contractor, creditor, stockholder, equity holder or other Person have been duly withheld or collected and, to the extent required, have been properly and timely remitted or paid to the appropriate Taxing Authority. No member of Circle8 Group has ever been a member of a group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns (other than a group of which Circle8 is the common parent). No member of Circle8 Group has liability for Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or non-U.S. Law) (other than with respect to a consolidated group of which Circle8 is the common parent), (ii) as a transferee or successor, or (iii) pursuant to any contractual obligation (other than with respect to a commercial agreement entered into in the Ordinary Course of Business and not primarily related to Taxes).

(c) No member of Circle8 Group has received written notice of any examination or audit, tax nexus inquiry or other action of or relating to Taxes or Tax Returns by any Taxing Authority that is currently in progress and no such examination, audit, inquiry or action has been threatened in writing. Since January 1, 2023, no member of Circle8 Group has received from any Taxing Authority (including jurisdictions where any such member has not filed Tax Returns) any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against such member. Axiom or Circle8 Group has delivered or made available to Atlantic correct and complete copies of all U.S. federal and state, local and non-U.S. income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any member of Circle8 Group in connection with any taxable periods since January 1, 2022. There are no Encumbrances with respect to Taxes upon any of the assets or properties of any member of Circle8 Group, other than Permitted Encumbrances.

(d) In the past three (3) years, no claim has been made by a Taxing Authority in a jurisdiction where any member of Circle8 Group does not file a particular type of Tax Return or pay a particular type of Tax that such member is or may be required to file such Tax Return or is or may be subject to such Tax by that jurisdiction.

(e) No member of Circle8 Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that will be effective after the Closing.

(f) No member of Circle8 Group has distributed equity interests of another Person, and has not had its equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar or comparable provision of applicable non-U.S. Law) within the preceding two (2) years.

(g) No member of Circle8 Group is or has ever been a party to any “reportable transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar or comparable provision of applicable non-U.S. Law). Each member of Circle8 Group has disclosed on their Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar or comparable provision of applicable non-U.S. Law).

(h) No member of Circle8 Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date; (ii) use of an improper method of accounting for a Pre-Closing Tax Period; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar or comparable provision of applicable non-U.S. Law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount or any other income eligible for deferral under applicable Law received on or prior to the Closing Date.

(i) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to any member of Circle8 Group, and no power of attorney with respect to Taxes with respect to any member of Circle8 Group is in effect that will remain in effect after the Closing.

(j) No member of Circle8 Group possesses or holds any property or obligation, including uncashed checks to customers, patients, or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

(k) Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties set forth in this Section 6.13 constitute the sole representations and warranties made with respect to Tax matters relating to Circle8 Group.

6.14 Conduct of Business. Except as set in the Circle8 Group Disclosure Schedules, since December 31, 2025, no member of Circle8 Group has taken any action that, if taken from and after the date of this Agreement and the Closing, would have required Atlantic’s consent pursuant to Section 4.2.

6.15 Contracts.

(a) Axiom or Circle8 Group has made available the following Contracts (other than purchase orders entered into in the Ordinary Course of Business or Employee Plans) to which Circle8 Group is a party or by which Circle8 Group is bound:

(i) Each Contract with a Circle8 Significant Customer (as defined herein below), Circle8 Significant Supplier (as defined herein below), and each other Contract that involves performance of services or delivery of goods or materials by or to Circle8 Group of an amount or value in excess of $750,000 over the course of one year;

(ii) Each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Circle8 Group in excess of $100,000 in one year;

(iii) Each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (excepting personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with a term of less than one (1) year);

(iv) Each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(v) Each partnership, joint venture or other similar Contract involving a sharing of profits, losses, costs or liabilities by Circle8 Group with any other Person;

(vi) Each Contract containing covenants that (A) prohibit any member Circle8 Group from freely engaging in any line of business or competing with any Person, including any Contracts requiring any member of Circle8 Group to maintain an exclusive relationship or requiring any member of Circle8 Group to not compete or to not solicit in any manner, (B) grants a most-favored nation status, favored pricing, right of first refusal or first negotiation to any Person, or (C) imposes any minimum purchase obligations on any member of the Circle8 Group;

(vii) Each Contract for capital expenditures in excess of $100,000 for any item or $250,000 in the aggregate in one year;

(viii) Any Contract relating to the acquisition or disposition in the past three (3) years, directly or indirectly, of any business, Real Property or other assets, or the Equity Interests of any other Person;

(ix) Any Contract for Indebtedness, including all notes, mortgages, indentures and other obligations, guarantees of performance, letters of credit, advances, and agreements and instruments for or relating to any lending or borrowing;

(x) Any Contract involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities with outstanding obligations or that were entered into in the past three (3) years;

(xi) Any management service, consulting, financial advisory or any other similar type of Contract and all Contracts with investment or commercial banks;

(xii) Any Contract regarding the licensing, ownership, development, granting of immunity or use of any material Intellectual Property by any member of Circle8 Group or to a member of Circle8 Group (except for “shrink-wrap” or “click-through” license agreements pertaining to software that is available in consumer retail stores or otherwise commercially available where the aggregate value of all licenses of the same or substantially identical software is less than $250,000);

(xiii) Any other material Contract of any member of Circle8 Group, whether or not entered into in the Ordinary Course of Business, which shall include any Contract that requires payment by any member of Circle8 Group in excess of $500,000 in any twelve (12) month period that cannot be terminated on less than ninety (90) days’ notice without the payment of any termination fee, premium or penalty; and

(xiv) Any Contract not already required to be listed pursuant to clause (ix) above under which Circle8 Group has continuing material indemnification, contribution or subrogation obligations to any Person, other than those entered into in the Ordinary Course of Business.

(b) Except as otherwise disclosed in the Data Room or the Circle8 Group Disclosure Schedules, each Contract identified or required to be identified under Section 6.15(a) above (the “Circle8 Material Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms, except to the extent that such enforceability may be limited by the General Enforceability Exceptions; (ii) members of Circle8 Group are in material compliance with all applicable terms and requirements of each Circle8 Material Contract; (iii) to the Knowledge of Circle8 Group, no other party to any Circle8 Material Contract is in default thereunder; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Circle8 Group or any other party thereto the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Circle8 Material Contract; and (v) no member of Circle8 Group has waived any material right under any of the Circle8 Material Contracts or modified any material terms thereof. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any member of Circle8 Group under current or completed Circle8 Material Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation. No party to any Circle8 Material Contract has exercised any acceleration, cancellation, termination or modification rights with respect thereto, and no party to any Circle8 Material Contract or other Person has notified Circle8 Group of its intention to do so.

6.16 Customers and Suppliers. Axiom or Circle8 Group has made available a list of the top twenty (20) customers by revenue for the period January 1, 2024, through September 30, 2025 (the “Circle8 Significant Customers”) and a list of the top twenty (20) suppliers by payables for the period January 1, 2025 through September 30, 2025 (collectively, the “Circle8 Significant Suppliers”). The relationships of the members of Circle8 Group with the Circle8 Significant Customers and Circle8 Significant Suppliers are good commercial working relationships and no Circle8 Significant Customer or Circle8 Significant Supplier has given Circle8 Group or any Affiliate any written notice, or otherwise indicated any intention, and to Circle8 Group’s Knowledge there is no intention by any Circle8 Significant Customer or Circle8 Significant Supplier, to terminate its business relationship or to materially limit or materially alter its business relationship (including stopping, decreasing the rate of, or changing the terms (whether related to payment, price or otherwise) with respect to, buying products and/or services from Circle8 Group or supplying materials, products or services to Circle8 Group (whether as a result of the consummation of the Contemplated Transactions or otherwise).

6.17 Employee Benefit Plans.

(a) Axiom or Circle8 Group has made available each material Circle8 Employee Plan.

(b) Circle8 Group has delivered to Atlantic true, current, correct and complete copies of each material Circle8 Employee Plan (or if not written, a written summary of its material terms), including to the extent applicable: (A) all plan documents and amendments thereto, (B) any determination, opinion, notification and advisory letters, (C) trust agreements, insurance Contracts, and other funding arrangements, (D) most recent summary plan descriptions, together with the summaries of material modifications thereto, (E) the most recent annual reports (Form Series 5500), (F) non-discrimination testing results for the last three (3) plan years, and (G) any material correspondence to and from governmental agencies, during the most recent three years;

(c) Circle8 Group has previously paid any amounts payable to, or on behalf of, current and/or former managers, employees, officers and agents of Circle8 Group pursuant to any Circle8 Employee Plan or other arrangement (including any sale bonus, incentive, retention, employment, retirement, compensation, separation, severance or similar plan or agreement) in connection with or as a result of any sale or acquisition transaction (not including the Contemplated Transactions) completed prior to the Closing Date.

(d) Each Circle8 Employee Plan (and each related trust, insurance Contract or fund) has been established, funded, maintained, operated and administered in accordance with its terms, any related documents or agreements, and applicable Law in all material respects.

(e) Neither the execution and delivery of this Agreement and the Ancillary Documents nor the consummation of the Contemplated Transactions will: (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of Circle8 Group from any member of Circle8 Group under any Circle8 Employee Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Circle8 Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

6.18 Employees.

(a) Axiom or Circle8 Group has made available a list of all employees, consultants and individual independent contractors of Circle8 Group, including any employees who provide services directly and only to any member of Circle8 Group through a professional employment organization (collectively, the “Circle8 Internal Employees”), as well as any Circle8 Temporary Employees (as defined herein below) that also provide services directly and only to any member of Circle8 Group, together with (i) their respective job titles, (ii) hire date, (iii) office location, (iv) current base salaries or hourly wage rates, (v) commission, bonus or other incentive-based compensation, (vi) any other form of compensation paid or payable to such individuals for the most recent fiscal year, (vii) a summary description of the fringe benefits currently provided to such individual, (viii) vacation entitlement and accrual, and (ix) such individual’s classification as exempt or non-exempt for wage and hour purposes, as applicable.

(b) No member of Circle8 Group is a party to any collective bargaining agreement or other Contract with a labor union or labor organization, and no Circle8 Internal Employee or any temporary employee of Circle8, including any temporary employees who provide services directly and only to any member of Circle8 Group through a professional employment organization (each, a “Circle8 Temporary Employee”) is represented by any labor organization with respect to such employee’s employment with Circle8 Group. Since January 1, 2023, there have not been, nor are there presently pending or, to Circle8 Group’s Knowledge, has there been any threat of, any (i) work stoppages, strikes, work slowdowns, lockouts, labor disputes or other material controversies between any member of Circle8 Group and any of its Circle8 Internal Employees or Circle8 Temporary Employees; (ii) labor union grievances or organizational efforts; or (iii) unfair labor practice or labor arbitration proceedings.

(c) Since January 1, 2023, there have not been any Actions pending or, to Circle8 Group’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Circle8 Group (including any Circle8 Internal Employee or Circle8 Temporary Employee), including any claim relating to Circle8 Employee Plans, unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment-related matter arising under applicable laws or regulations. There are no currently-pending internal complaints or investigations regarding any of the foregoing.

(d) No member of Circle8 Group is a party to any Contract, and no member of Circle8 Group has established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for Circle8 Group upon termination of such services.

(e) Each member of Circle8 Group (i) is and has been in compliance in all respects with applicable Legal Requirements with respect to employment, employment practices, terms and conditions of employment, worker classification, prohibited discrimination (including employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, hiring, promotion and termination of employees), equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, working conditions, workers’ compensation, leaves of absence, paid family leave, mandatory short-term disability insurance, unemployment insurance, privacy, wages (including overtime wages), compensation and hours of work, hiring, promotion and termination of employees; (ii) has withheld and reported all amounts required by Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to the Circle8 Internal Employees and Circle8 Temporary Employees, including any severance payments to former employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for the Circle8 Internal Employees and Circle8 Temporary Employees (other than routine payments to be made in the normal course of business and consistent with past practices); (v) has no leased employees; and (vi) has no independent contractors who have provided services for a period of six (6) consecutive months or longer. To Circle8 Group’s Knowledge, Circle8 is in compliance in all respects with all applicable Legal Requirements with respect to Tax withholding for all Circle8 Internal Employees and Circle8 Temporary Employees.

(f) Each member of Circle8 Group has properly classified all individuals who perform services for Circle8 Group as an employee or independent contractor and as exempt or non-exempt, and there is no Action pending or, to Circle8 Group’s Knowledge, threatened that challenges such classifications.

(g) Each member of Circle8 Group is employing individuals who are lawfully permitted to work in the jurisdiction in which it is located. Each member of Circle8 Group is in compliance in all material respects with all applicable Legal Requirements regarding immigration and/or employment of non- citizen workers. Since January 1, 2023, Circle8 Group has not been notified of any pending or threatened investigation by any branch or department of any Governmental Authority charged with administration and enforcement of immigration laws concerning it, and no member of Circle8 Group has received any notices within the preceding twelve (12) months regarding immigration issues.

(h) To Circle8 Group’s Knowledge, no current Circle8 Internal Employee or Circle8 Temporary Employee is bound by any Contract with a Person other than a member of the Circle8 Group that purports to limit the ability of such employee to engage in or continue or perform any conduct, activity, duties or practice relating to the Business.

(i) Each member of Circle8 Group has paid or properly accrued in the Ordinary Course of Business all wages, overtime pay, bonuses, and other compensation due to the Circle8 Internal Employees and the Circle8 Temporary Employees, including all vacations or vacation pay, holidays or holiday pay and sick days or sick pay.

6.19 Litigation and Claims. Other than as disclosed in the Data Room or the Circle8 Group Disclosure Schedules, no Actions (including any Action before any Governmental Authority) are pending or, to Circle8 Group’s Knowledge, threatened (a) against any member of Circle8 Group or that otherwise relates to or could materially affect the Business, or its operations or the Circle8 Internal Employees or Circle8 Temporary Employees or (b) with respect to or that could have the effect of preventing, delaying, imposing limitations or conditions on or otherwise interfering with the consummation of the Contemplated Transactions. No member of Circle8 Group is a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) that has a Material Adverse Effect on the Business or Circle8 Group’s operations, assets, or Circle8 Internal Employees or Circle8 Temporary Employees. Other than as disclosed in the Data Room or the Circle8 Group Disclosure Schedules, there is no pending Action by Circle8 Group or any of its respective Related Parties that, if found against Circle8 Group or their respective Related Parties, would be reasonably expected to have a Material Adverse Effect on the Business or any of Circle8 Group’s operations, assets or employees, and during the past three (3) years, to Circle8 Group’s Knowledge, none of Circle8 Group nor their respective Related Parties has threatened any such Action against any Third Party.

6.20 Permits.

(a) Axiom or Circle8 Group has made available a true and correct list of, and Circle8 Group possesses, all material Permits which are required in order for the members of Circle8 Group to conduct the Business as presently conducted, including all material Permits required pursuant to the Contracts to which any member of Circle8 Group is a party.

(b) Regarding such material Permits:

(i) each Permit is valid and in full force and effect;

(ii) Circle8 Group is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Permit;

(iii) no Action to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending, or, to Circle8 Group’s Knowledge, threatened, including in connection with the consummation of the Contemplated Transactions;

(iv) to Circle8 Group’s Knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit;

(v) no member of Circle8 Group has received any written notice, Order or other communication (whether oral or written) from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit;

(vi) all applications required to have been filed for the renewal of material Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authority;

(vii) the Permits collectively constitute all of the Permits necessary to permit Circle8 Group to lawfully conduct and operate the Business in the manner in which Circle8 Group currently conducts and operates the Business and to permit Circle8 Group to own and use its respective assets in the manner in which they currently own and use such assets; and

(viii) there are no circumstances that could reasonably be expected to result in a failure of, or material delay in the issuance of any Permit for which an application of any member of Circle8 Group is pending.

6.21 Environmental Matters. Each member of Circle8 Group is, and has been, in compliance in all material respects with all applicable Environmental Laws. Circle8 Group and its Affiliates possess, and are in compliance in all material respects with, all Environmental Permits which are required under applicable Environmental Laws for the operation of the Business. There are no, and there have not been, any Environmental Claims pending or, to Circle8 Group’s Knowledge, threatened against any member of Circle8 Group. To Circle8 Group’s Knowledge, no Circle8 Internal Employee has been exposed to Hazardous Materials which exposure could be the basis of any Environmental Claim or other claim against or liability of Circle8 Group. No member of Circle8 Group has received any written communication alleging that it is not (or was not) in compliance with, or has liability or potential liability under, any applicable Environmental Laws or Environmental Permits. To Circle8 Group’s Knowledge, there are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Circle8 Leased Real Property or personal property owned, leased, operated or used by any member of Circle8 Group or at which any member of Circle8 Group has performed services, nor, to Circle8 Group’s Knowledge, has there been any Release of any Hazardous Materials therefrom, in each case, in violation of, or which could be the basis of liability or obligation under, Environmental Laws. No member of Circle8 Group has received any written notice or request for information from any Person (a) of potential or actual liability for cleanup or environmental remediation thereof or (b) under or relating to any local law.

6.22 Real Estate.

(a) Circle8 Group does not own any Real Property.

(b) Axiom or Circle8 Group has made available a complete and correct list of all Real Property in which any member of Circle8 Group has a leasehold or subleasehold interest, or other right to use or occupy (such Real Property is herein referred to as the “Circle8 Leased Real Property”), including the address of all the Circle8 Leased Real Property and the owner(s) of the Circle8 Leased Real Property. Circle8 Group has made available to Atlantic a complete and correct copy of each Lease or other Contract (or, in the case of any oral Lease or Contract, a written description thereof) pertaining to any of the Circle8 Leased Real Property, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto (collectively, the “Circle8 Leases”). Each of the Circle8 Leases is legal, valid, binding, enforceable and in full force and effect in accordance with the terms thereof, except to the extent that such enforceability may be limited by the General Enforceability Exceptions.

6.23 Intellectual Property; IT Assets; Data Privacy.

(a) The Data Room contains an overview of (i) all Registered Intellectual Property and (ii) other material Circle8 Intellectual Property. Other than as disclosed in the Data Room or Circle8 Group Disclosure Schedules, the Circle8 Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the Business as it is currently conducted. Circle8 Group is the owner or licensee of all right, title and interest in and to each of the Circle8 Intellectual Property items listed for it therein, free and clear of all Encumbrances, and has the right to use all of the Circle8 Intellectual Property without payment to a Third Party. Circle8 Group has taken all actions reasonably necessary to maintain and protect all of the Registered Intellectual Property held by them, including payment of applicable maintenance fees and filing of applicable required filings as and when required with the appropriate Governmental Authority.

(b) No Person, other than Circle8 Group, possesses any ownership or other interest with respect to any Circle8 Intellectual Property or any current or contingent rights to sublicense, sell or otherwise distribute products or services utilizing any Circle8 Intellectual Property.

(c) To Circle8 Group’s Knowledge, Circle8 Group, nor its conduct of the Business, has materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Third Party, and Circle8 Group has not received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To Circle8 Group’s Knowledge, no Third Party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Circle8 Intellectual Property. No Action is pending or, to Circle8 Group’s Knowledge, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by Circle8 Group or by any product or service made, used, sold or otherwise provided by any of them, or (ii) challenging the scope, ownership, validity, or enforceability of any Intellectual Property owned or used by Circle8 Group.

(d) Except as set forth in the Circle8 Group Disclosure Schedules, Circle8 Group has obtained from all Persons (including employees and current or former consultants and subcontractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any Circle8 Intellectual Property purported to be owned by them, valid and enforceable written assignments of any such work, invention, improvement or other rights to Circle8 Group, or other agreements or written documentation which assign to and vest in Circle8 Group the exclusive ownership of such work, invention, improvement or other rights.

(e) The IT assets of Circle8 Group operate and perform in all material respects in a manner that permits Circle8 Group to conduct the Business as currently conducted and, to Circle8 Group’s Knowledge, no Person has gained unauthorized access to or otherwise interfered with the operation of any IT asset. In all matters related to the Business, Circle8 Group has implemented and followed reasonable security measures including, data backup and disaster recovery processes that are appropriate for businesses that collect, maintain and transfer sensitive health and other personal information.

(f) Circle8 Group is in compliance in all material respects with: (i) all applicable Laws and Legal Requirements pertaining to (A) data security, cybersecurity, privacy, and (B)  Data Activities; (ii) the Payment Card Industry Security Standards set by the PCI Security Standards Council, to the extent that it is subject to same, pursuant to contract or otherwise, and it has validated its compliance with such standards to the extent required by the applicable rules and guidelines issued by card associations; and (iii) all obligations imposed upon Circle8 Group in Privacy Agreements. Circle8 Group has implemented and distributed written Privacy and Data Security Policies, which are all of the privacy and data security policies that Circle8 Group is required to maintain. Circle8 Group has made available to Atlantic a true, correct, and complete copy of each of said Privacy and Data Security Policies. At all times, Circle8 Group has been and it is in compliance in all material respects with all such Privacy and Data Security Policies. None of the execution, delivery or performance of this Agreement, nor the consummation of any of the Contemplated Transactions, will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(g) There is no pending, nor has there been since January 1, 2023 any material Actions against Circle8 Group initiated by: (x) any Person; (y) any other Governmental Authority, foreign or domestic; or (z) any regulatory or self-regulatory entity alleging any violation by or on behalf of any member of Circle8 Group of Privacy and Data Security Policies.

(h) Since January 1, 2023, there has been no material breach of security resulting in unauthorized access, use or disclosure of Personal Data in the possession or control of any member of Circle8 Group or, to Circle8 Group’s Knowledge, any of its contractors with regard to any Personal Data obtained from or on behalf of Circle8 Group, or any material unauthorized intrusions or breaches of security into Circle8 Group’s systems.

6.24 Absence of Certain Changes or Events. Circle8 Group has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and there has not been any change, event, loss, development, damage or circumstance affecting Circle8 Group which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Circle8 Group.

6.25 Brokers. Except as set forth on the Circle8 Group Disclosure Schedules, Circle8 Group has no liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or the Contemplated Transactions.

6.26 No Other Representations.

(a) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, Circle8 Group has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE V and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of Atlantic or any other Person, either express or implied, and Circle8 Group, on its own behalf and on behalf of its Representatives, acknowledge, represent, warrant and agree that, except for the representations and warranties expressly set forth in ARTICLE V and in the Ancillary Documents to which it is or will be a party, Atlantic Group, nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to Atlantic or any other Person in this Agreement, the Ancillary Documents or the Contemplated Transactions.

(b) The representations and warranties by Axiom and Circle8 Group expressly set forth in this ARTICLE VI constitute the sole and exclusive representations and warranties of Axiom and Circle8 Group in connection with the Contemplated Transactions and Atlantic Group understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Axiom and Circle8 Group.

Article VII
Indemnification

7.1 Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements set forth in this Agreement and the Ancillary Documents as to Axiom, Circle8 Group and Atlantic, shall survive for twelve (12) months from the Closing Date (the “Survival Period”) except that the covenants and agreements expressly agreed hereto to be performed or completed after the Closing Date shall survive the Closing Date. Notwithstanding the foregoing, no Party shall be entitled to recover for any Damages pursuant to Section 7.2 or Section 7.3 unless a Claim Notice (as defined herein below) with respect to any claim is delivered to the Indemnifying Party thereunder pursuant to this ARTICLE VII in advance of the expiration of the Survival Period. The liability for such claim will continue until such claim is fully resolved. Notwithstanding anything to the contrary herein, this Section 7.1 shall not limit any claim or recovery available to any Party under any insurance policy applicable to any such Party or the transactions contemplated by this Agreement.

7.2 Clawback of Clawback Shares.

(a) The Parties acknowledge and agree that Atlantic’s sole and exclusive remedies and recourse in connection with Damages related to Sections 7.2(a)(i)-(v) shall be through the redemption, adjustment and cancellation of the Clawback Shares from Axiom in whole or in part (such redemption, adjustment or cancellation, the “Share Consideration Adjustment”) to offset any Damages based upon, resulting from or related to:

(i) a material Breach of any representation or warranty set forth in Section 6.3 or the first sentence of Section 6.4 made by Axiom or Circle8 Group;

(ii) a Breach of any representation or warranty (other than those referred to in clause (i) above) made by Axiom or Circle8 Group regarding Circle8 Group in this Agreement which would have a Material Adverse Effect upon the business or financial condition of Atlantic taken as a whole;

(iii) a Breach of any covenant or obligation of Axiom or Circle8 Group in this Agreement to be performed prior to Closing which would have a Material Adverse Effect upon the business or financial condition of Atlantic taken as a whole;

(iv) a material Breach of any covenant or obligation of Axiom or Circle8 Group in this Agreement or the Ancillary Documents to be performed at or after Closing; or

(v) an act of Fraud that has a Material Adverse Effect upon the business or financial condition of Atlantic taken as a whole and which is confirmed by a final unappealable judgment.

(b) The aggregate number of Clawback Shares that may be clawed back or redeemed by Atlantic pursuant to Section 7.2(a) and returned to Atlantic by Axiom, shall (i) equal and not exceed the quotient obtained by dividing Damages (as determined on the basis of, and as may be limited by, this ARTICLE VII) by the price per share of Atlantic Common Stock on the Closing Date and (ii) for the avoidance of doubt, shall not exceed the lesser of (x) ten percent (10%) of the Conversion Shares (which amount may be 0) and (y) three percent (3%) of the issued and outstanding Atlantic Common Stock at the time the Share Consideration Adjustment becomes due and payable.

(c) For avoidance of doubt, Axiom and Circle8 Group’s liabilities under this ARTICLE VII shall (i) be limited to the Share Consideration Adjustment with respect to Clawback Shares, and (ii) not exceed, in the aggregate amount, the total number of Clawback Shares available and there shall be no recourse of any kind against any other consideration or compensation paid or payable to Axiom or Circle8 Group. Notwithstanding anything to the contrary, no Share Consideration Adjustment may be taken with respect to Damages actually recovered from insurance or compensation from other sources (including worker’s compensation coverages) so as to avoid duplication or “double counting” of the same Damages.

(d) Atlantic may instruct its transfer agent to place a restriction on the Clawback Shares that restricts the ability of Axiom from selling or transferring the Clawback Shares during the Survival Period. Following the Survival Period, Atlantic shall promptly instruct its transfer agent to remove such restriction or any other restrictions on the Clawback Shares that have not been clawed back or redeemed by Atlantic pursuant to Section 7.2(a).

(e) Notwithstanding the foregoing, Axiom may, in its sole discretion, elect to satisfy any amounts owed under this Section 7.2 in cash rather than in Clawback Shares, in which case, the remaining Clawback Shares shall be reduced by an amount equal to (i) the amount of Damages paid in cash divided by (ii) the price per share of Atlantic Common Stock as of the close of business on the date immediately preceding the Closing Date. In no event shall Axiom be required to pay an amount, in the aggregate, that exceeds the then-remaining Clawback Shares multiplied by the price per share of Atlantic Common Stock as of the close of business on the date immediately preceding the Closing Date.

7.3 Indemnification by Atlantic. Subject to the provisions of this ARTICLE VII, from and after the Closing, Atlantic will, severally and not jointly, indemnify and hold Axiom and Circle8 Group, and their Related Parties and permitted assigns harmless from and against, and pay to the applicable indemnified parties the amount of, any Damages based upon, resulting from or related to:

(a) a material Breach of any representation or warranty set forth in Section 5.3, Section 5.4 and Section 5.5(b) made by Atlantic;

(b) any Breach of any representation or warranty (other than those referred to in clause (i) above) made by Atlantic in this Agreement which would have a Material Adverse Effect upon the business or financial condition of either Atlantic taken as a whole or of Axiom;

(c) the Breach of any covenant or obligation of Atlantic in this Agreement to be performed prior to Closing which would have a Material Adverse Effect upon the business or financial condition of Atlantic taken as a whole or of Axiom;

(d) a material Breach of any covenant or obligation of Atlantic in this Agreement or the Ancillary Documents to be performed at or after Closing; or

(e) an act of Fraud that has a Material Adverse Effect upon the business or financial condition of Atlantic taken as a whole or of Axiom, and which is confirmed by a final unappealable judgment.

7.4 Indemnification Procedures.

(a) Subject to Section 7.1, any claim or demand Party under this ARTICLE VII (an “Indemnified Party”) in respect of payment that may be brought under Section 7.2 or Section 7.3, as the case may be (such claim or demand, a “Direct Claim”) shall be asserted by the Indemnified Party giving Atlantic against whom such claim or demand is made (the “Indemnifying Party”) reasonably prompt written notice thereof (each, a “Claim Notice”), setting forth in reasonable detail the nature of the claim. The failure of an Indemnified Party to reasonably promptly provide a Claim Notice of any Direct Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that an Indemnified Party is actually and materially prejudiced as a result of such failure. The Indemnifying Party shall have thirty (30) days after its receipt of such Claim Notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation, subject to any limitation contained in this Agreement, to indemnify the Indemnified Party for the full amount of all Damages related to or resulting therefrom.

(b) In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third Party in respect of which payment may be sought under Section 7.2 or Section 7.3 (“Third Party Claim”), subject to Section 7.1, such Indemnified Party shall give notice to the Indemnifying Party of the assertion of such Third Party Claim no later than thirty (30) days after receipt of such notice; provided, that the failure to notify the Indemnifying Party within such time period will not relieve of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such Third Party claim is materially prejudiced by the Indemnified Party’s failure to give such notice to the Indemnifying Party pursuant to this Section 7.4(b) of the assertion of a Third Party Claim. The Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes (unless the Indemnifying Party is also a Person against whom the Third Party is made and the Indemnifying Party determines in good faith that joint representation would be inappropriate or the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), to assume the defense of such Third Party Claim with counsel satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s Consent unless: (i) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Party Claims effected without its Consent; and (iv) the compromise or settlement includes a complete release of the Indemnified Party with respect to such Third Party Claim. Notwithstanding the foregoing, if an Indemnifying Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Related Parties other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of any Third Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld). With respect to any Third Party Claim subject to indemnification under this Section 7.4(b): (x) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel; (y) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim; and (z) the Indemnified Party shall be entitled to recover Damages from the Indemnifying Party not received from another Person as set forth in this ARTICLE VII. With respect to any Third Party Claim subject to indemnification under this Section 7.4(b), the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (A) it will use its commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (B) all communications between any Party hereto and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.5 Certain Indemnification Limitations and Terms.

(a) The aggregate amount of all Damages arising under the indemnification obligations set forth in this ARTICLE VII that has been adjudicated pursuant to a final unappealable order of a court of competent jurisdiction and for which Axiom and Circle8 Group shall be liable shall not exceed the Clawback Shares (the “Circle8 Group’s Liability Cap”), and shall be fully and exclusively satisfied by the Share Consideration Adjustment without any further or additional recourse of any kind and the indemnification obligations set forth in this ARTICLE VII shall be Atlantic’s and its Affiliates’ sole and exclusive remedy with respect to any claims against Axiom or its Affiliates or Related Parties relating to this Agreement, any Ancillary Document or the transactions contemplated by this Agreement or any Ancillary Document.

(b) The liability of Axiom or Circle8 Group for indemnification hereunder shall in no circumstance exceed an amount equal to Axiom or Circle8 Group’s or its Related Party’s allocated share of Circle8 Group’s Liability Cap based on their respective Clawback Shares.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, exemplary, incidental, consequential, special or indirect Damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any Damages based on any type of multiple.

(d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Atlantic or its Related Parties be entitled to indemnification pursuant to Section 7.2(a) with respect to any Taxes: (i) resulting from any transaction taken outside of the Ordinary Course of Business at the direction of Atlantic or its Affiliates after the Closing, or (ii) with respect to any taxable period (or portion thereof) beginning after the Closing Date arising in connection with a breach of the representations in Section 5.11.

(e) Each limitation set forth herein may be read and construed together, and is not exclusive of any other limitation set forth herein.

7.6 Calculation of Damages.

(a) The amount of any Damages for which indemnification is provided under this ARTICLE VII shall be net of any amounts actually recovered by the Indemnified Party under insurance policies (including any representations and warranties insurance policy to which an entity is a beneficiary), or other sources of indemnification. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies (including any representations and warranties insurance policy to which an entity is a beneficiary) or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

(b) All indemnification payments made under this Agreement shall be treated as an adjustment to the Share Consideration for Tax purposes, except as otherwise required by applicable law.

Article VIII
Closing Conditions

8.1 Conditions to Each Party’s Obligation to Effect the Closing. The obligations of each Party to effect the Closing are subject to the satisfaction (or waiver in writing by each of Axiom and Atlantic, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) No Injunction. No Law or Order shall have been enacted, entered, promulgated or endorsed by any court or Governmental Authority that prohibits the consummation of any of the Contemplated Transactions, and no such prohibition shall have been threatened in writing;

(b) No Litigation. No Third Party Actions shall be pending or threatened seeking to obtain damages in connection with, or to restrain, prohibit, invalidate, set aside, in whole or in part, the consummation of this Agreement or the Contemplated Transactions, or which if successful, could have a Material Adverse Effect on any Party, or any Order providing for any of the foregoing.

(c) Reorganization. The reorganization of Circle8 Group as set forth in the Organizational Chart annexed hereto as Exhibit C shall have been completed in a manner consistent with Exhibit C.

(d) Pre-Closing Transfer. Axiom shall have completed the Pre-Closing Transfer.

8.2 Conditions to Obligations of Axiom and Circle8. The obligations of Axiom and Circle8 to effect the Closing are subject to the satisfaction (or waiver in writing by Axiom, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of Atlantic. (i) The representations and warranties of Atlantic set forth in Section 5.3, Section 5.4 and Section 5.5(b) shall be true and correct in all respects, except for any de minimis inaccuracies on and as of the date hereof and on and as of the Closing Date and (ii) the representations and warranties of Atlantic other than those referred to in clause (i) above contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period).

(b) Performance of Obligations of Atlantic. Atlantic shall have duly performed and complied in all material respects with all terms, covenants and conditions herein required to be complied with and performed by Atlantic at or before Closing.

(c) No Material Adverse Effect. No Material Adverse Effect with respect to Atlantic and its Affiliates shall have occurred between the date of this Agreement and the Closing Date.

(d) Share Issuance. Axiom shall have received a transfer agent confirmation (including an updated shareholder register or a DRS/book-entry advice) evidencing the book-entry issuance of the Initial Share Consideration to Axiom (or its designee) as of the Closing.

(e) No Preference Shares. No preference stock shall be issued or outstanding and Atlantic shall have certified that no preference stocks has been or shall be issued prior to conversion of the Convertible Note.

(f) No Convertible Debt. Except as set forth in Schedule 8.2(h) there shall be no debt in place, or to be put in place (other than as contemplated by the Contemplated Transactions), which could be converted into equity.

(g) Deliverables. Axiom shall have received all deliveries required to be made to it pursuant to Section 3.2(a).

(h) Officer Certificate. Axiom and Circle8 shall have received a certificate, dated the Closing Date, executed on behalf of Atlantic by Atlantic’s Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

(i) Third Party Consents. Evidence reasonably satisfactory to Axiom that Atlantic has obtained all material consents from third parties (other than the Required Company Stockholder Approval) that are required to consummate the Contemplated Transactions.

8.3 Conditions to Obligations of Atlantic. The obligations of Atlantic to effect the Closing are subject to the satisfaction (or waiver in writing by Atlantic, to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties of Axiom and Circle8. (i) The representations and warranties of Axiom and Circle8 set forth in Section 6.3 and the first sentence of Section 6.4 shall be true and correct in all respects, except for any de minimis inaccuracies on and as of the date hereof and on and as of the Closing Date and (ii) the representations and warranties of Axiom and Circle8 other than those referred to in clause (i) above contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period).

(b) Performance of Obligations of Axiom and Circle8. Each of Axiom and Circle8 shall have duly performed and complied in all material respects with all terms, covenants and conditions herein required to be complied with and performed by them at or before Closing.

(c) No Material Adverse Effect. No Material Adverse Effect with respect to Circle8 Group shall have occurred between the date of this Agreement and the Closing Date.

(d) Termination of Shareholder Loans. Guus Franke individually shall have agreed to forgive all indebtedness owed to him by any and all members of Circle8 Group.

(e) Deliverables. Atlantic shall have received all deliveries required to be made to it pursuant to Section 3.2(b) (except failure to deliver IRS Form W-8BEN-E shall not cause this condition to be unsatisfied) and Section 3.2(c).

(f) Officer Certificate. Atlantic shall have received a certificate, dated the Closing Date, executed on behalf of Axiom and Circle8 by their respective Chief Executive Officer or Chief Financial Officer (or equivalent officers) certifying to the effect that the conditions set forth in Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied.

Article IX
Termination

9.1 Termination. This Agreement, and the transactions contemplated by this Agreement, may be terminated and abandoned at any time prior to the Closing:

(a) by mutual written consent of Atlantic and Axiom;

(b) by either Atlantic or Axiom if:

(i) any Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Contemplated Transactions (including the sale and purchase of the Initial Share Consideration, the conversion of the Convertible Note into additional Share Consideration and the issuance of the Contingent Share Consideration) and such Order or other action shall have become final and non-appealable;

(ii) the Closing shall not have occurred on or prior to January 23, 2026 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party if such party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the Closing on or before the Termination Date;

(c) by Atlantic if:

(i) there has been a breach of any representation or warranty set forth in ARTICLE VI or any failure to perform any covenant or agreement on the part of Circle8 Group set forth in this Agreement such that a condition set forth in Section 8.3 would not be satisfied and cannot be cured by Circle8 Group by the Termination Date; provided, however, that Atlantic shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if it is then in breach of is not then in breach of any representation, warranty, covenant or agreement hereunder which breach would prevent satisfaction of any of the conditions to Closing set forth in Section 8.1 or Section 8.3;

(ii) the Atlantic Board shall have authorized Atlantic to enter into an Alternative Acquisition Agreement in compliance with the terms of this Agreement;

(d) by Axiom if:

(i) the Post-Signing Voting Agreements, duly executed by stockholders representing (together with the stockholders who have duly executed Initial Voting Agreements) at least a majority of the issued and outstanding Atlantic Common Stock as of the Closing, have not been provided to Axiom by the Closing Date;

(ii) there has been a breach of any representation or warranty set forth in ARTICLE V or any failure to perform any covenant or agreement on the part of Atlantic set forth in this Agreement such that a condition set forth in Section 8.2 would not be satisfied and cannot be cured by Atlantic by the Termination Date; provided, however, that Axiom shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) if either Axiom or Circle8 is then in breach of any representation, warranty, covenant or agreement hereunder which breach would prevent satisfaction of any of the conditions to Closing set forth in Section 8.1 or Section 8.2;

(iii) prior to the Closing, the Atlantic Board fails to make, withdraw, modify or amend in any manner adverse to Axiom, the Board Recommendation; or

(iv) (A) the Atlantic Board approves, endorses or recommends a Superior Proposal, (B) a tender offer or exchange offer for any outstanding shares of capital stock of Atlantic is commenced and the Atlantic Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (for purposes hereof, taking of no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days of the commencement of such tender offer or exchange offer, or (C) Atlantic (acting upon the recommendation of the Atlantic Board) or the Atlantic Board publicly announces its intention to do any of the foregoing.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of the Parties and their respective Representatives) with the exception of this Section 9.2, Section 9.3 and ARTICLE VII, each of which shall survive such termination and remain valid and binding obligations of the Parties, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with their respective terms. Notwithstanding the foregoing, the termination of this Agreement pursuant to Section 9.1 shall not affect any liability on the part of any Party for the willful breach of this Agreement by, or any Fraud of, such Party prior to such termination.

9.3 Expenses Following Termination. If this Agreement is terminated by Atlantic pursuant to Section 9.1(c)(ii), then Atlantic shall pay to Axiom, by wire transfer of immediately available funds to an account designated in writing by Axiom, an amount in cash equal to all of the reasonable out-of-pocket fees and expenses (including all fees and expenses of Representatives) incurred by Axiom, Circle8 Group or any of their Affiliates in connection with this Agreement and Contemplated Transactions, up to a maximum amount of $1,500,000 (the “Expense Reimbursement Fee”), free and clear and without withholding or deduction for Taxes unless such withholding or deduction is required by Law, such payment to be made within three Business Days after such termination.

Article X
Registration Rights

10.1 Original and Second Tranche Registrations.

(a) Promptly following the Closing Date but no later than the Initial Filing Deadline, Atlantic shall prepare and file with the SEC a Registration Statement on Form S-3 (except if Atlantic is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on another appropriate form) covering the resale of all Registrable Securities comprising the Initial Share Consideration (the “Initial Registration Statement”).

(b) Promptly following the issuance of any Conversion Shares or Contingent Share Consideration to Axiom but no later than the Second Filing Deadline, Atlantic shall prepare and file with the SEC a Registration Statement on Form S-3 (except if Atlantic is not then eligible to register for resale the Registrable Securities on Form S-3, then such registration shall be on another appropriate form) covering the resale of all such Conversion Shares and Contingent Share Consideration (the “Second Tranche Registration Statement”).

(c) The Initial Filing Deadline and the Second Filing Deadline shall be tolled to the extent Atlantic, despite using commercially reasonable efforts, is unable to file the applicable Registration Statement because the financial statements of Circle8 Group are not yet available in form and substance reasonably sufficient for filing; provided that Atlantic shall file no later than fifteen (15) Business Days after such information becomes available to Atlantic.

10.2 Piggyback Registrations. If, at any time during the Effectiveness Period (as defined herein below), there is not an effective Registration Statement covering all of the Registrable Securities and Atlantic shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of Atlantic Common Stock, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with Atlantic’s equity incentive or other employee benefit plans, then Atlantic shall deliver to Axiom a written notice of such determination and, if within five (5) days after the date of the delivery of such notice, Axiom shall so request in writing, Atlantic shall include in such registration statement all or any part of such Registrable Securities that Axiom requests to be registered (a “Piggyback Registration”); provided, however, that Atlantic shall not be required to register any Registrable Securities pursuant to this ARTICLE X that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the SEC pursuant to the Securities Act or that are the subject of a then effective Registration Statement that is available for resales or other dispositions by Axiom. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs Atlantic and Axiom in writing that, in its or their opinion, the number of securities that Axiom and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration Statement shall be (a) first, one hundred percent (100%) of the securities that Atlantic proposes to sell, (b) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities requested to be sold by Axiom that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, and (c) third, and only if all of the Registrable Securities referred to in clause (b) have been included in such Registration Statement, any other securities eligible for inclusion in such Registration Statement. Atlantic shall have the right to terminate or withdraw any registration initiated by it under this Section 10.2 prior to the effectiveness of such registration whether or not Axiom has elected to include securities in such registration.

10.3 Expenses. All expenses incident to Atlantic’s performance of or compliance with this ARTICLE X (excluding any underwriting discounts and selling commissions, which shall be borne solely by Axiom) shall be paid by Atlantic, including (a) all registration and filing fees, and any other fees and expenses associated with filings of Atlantic required to be made with the SEC or the Financial Industry Regulatory Authority, (b) all fees and expenses in connection with compliance with any securities or blue sky laws, (c) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses), (d) all fees and disbursements of counsel for Atlantic and of all independent certified public accountants or independent auditors of Atlantic and any subsidiaries of Atlantic (including the expenses of any special audit and comfort letters required by or incident to such performance), (e) Securities Act liability insurance or similar insurance if Atlantic so desires, (f) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (g) all reasonable fees and expenses of any other Persons retained by Atlantic in connection with any Registration Statement or sale, (h) the reasonable out-of-pocket expenses incurred by one counsel to Axiom in connection with negotiation of this Agreement and the filing of all Registration Statements, in an amount not to exceed $35,000 in the aggregate, and (i) all of Atlantic’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties). To the extent that underwriting discounts and selling commissions are incurred in connection with the sale of Registrable Securities in an Underwritten Public Offering hereunder, such underwriting discounts and selling commissions shall be borne solely by Axiom. Atlantic shall not be responsible for legal fees, broker or similar commissions or any other costs incurred by Axiom in connection with the performance of its rights and obligations under this ARTICLE X.

10.4 Effectiveness.

(a) Atlantic shall use commercially reasonable efforts to have (i) the Initial Registration Statement declared effective no later than the sixtieth (60th) calendar day following the Initial Filing Deadline (or, in the event of a “full review” by the SEC, the ninetieth (90th) calendar day following the Initial Filing Deadline) and (ii) the Second Tranche Registration Statement declared effective no later than the sixtieth (60th) calendar day following the Second Filing Deadline (or, in the event of a “full review” by the SEC, the ninetieth (90th) calendar day following the Second Filing Deadline). Atlantic shall respond promptly to any and all comments made by the staff of the SEC on any Registration Statement. Atlantic shall notify Axiom by facsimile or e-mail promptly after any such Registration Statement is declared effective, unless such information is otherwise publicly available and accessible.

(b) Notwithstanding anything to the contrary contained herein, Atlantic may, upon written notice to any holder of Registrable Securities included in a Registration Statement, suspend the use of any Registration Statement, including any Prospectus that forms a part of a Registration Statement, if Atlantic (i) determines that it would be required to make disclosure of material information in the Registration Statement that Atlantic has a bona fide business purpose for preserving as confidential, (ii) determines it must amend or supplement the Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading, or (iii) has experienced or is experiencing some other material non-public event, including a pending transaction involving Atlantic, the disclosure of which at such time, in the good faith judgment of Atlantic, would adversely affect Atlantic; provided, however, in no event shall holders of Registrable Securities be suspended from selling Registrable Securities pursuant to the Registration Statement for a period that exceeds thirty (30) consecutive trading days or sixty (60) total trading days in any 360-day period. Upon disclosure of such information or the termination of the condition described above, Atlantic shall provide prompt notice to holders whose Registrable Securities are included in the Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated hereby.

10.5 Atlantic Obligations. Atlantic will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto Atlantic will:

(a) use commercially reasonable efforts to cause each such Registration Statement to become effective and to remain continuously effective until such time as the earlier of: (i) there are no longer Registrable Securities held by Axiom; or (ii) the Registrable Securities can be sold pursuant to Rule 144 without regard to the volume-of-sale limitations (whether or not one or more holders is an Affiliate of Atlantic) imposed under Rule 144(e) (the “Effectiveness Period”) and advise Axiom promptly in writing when the Effectiveness Period has expired;

(b) prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and the related Prospectus as may be necessary to keep such Registration Statement effective for the Effectiveness Period and to comply with the provisions of the Securities Act and the Exchange Act with respect to the distribution of all of the Registrable Securities covered thereby;

(c) provide copies to Axiom and permit Axiom’s legal counsel to review each Registration Statement and all amendments and supplements at least three (3) Business Days in advance of their filing with the SEC, to the extent practicable;

(d) use commercially reasonable efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment and to notify Axiom of the issuance of such order and the resolution thereof;

(e) use commercially reasonable efforts to register or qualify (unless an exemption from the registration or qualification exists) or cooperate with Axiom and its counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such domestic jurisdictions as are reasonably requested by the Axiom and do any and all other reasonable acts or filings necessary or advisable to enable a distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that Atlantic shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 10.5(e), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this clause, or (iii) file a general consent to service of process in any such jurisdictions;

(f) use commercially reasonable efforts to cause all Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by Atlantic are then listed; and

(g) upon Axiom’s request that Atlantic undertake an Underwritten Public Offering for the sale of Registrable Securities, use commercially reasonable efforts to undertake and effect such Underwritten Public Offering as soon as practicable following the receipt of such request, including by cooperating with the managing underwriter(s) and Axiom for delivery at closing of such offering of (i) a comfort letter and bring-down letter from Atlantic’s independent registered public accounting firm, each in customary form and scope, (ii) a customary opinion of counsel to Atlantic addressed to the managing underwriter(s) covering such matters as are customary for offerings of this type, and (iii) a customary Rule 10b-5 negative assurance letter from such counsel.

Article XI
Miscellaneous

11.1 Expenses. Except as provided herein, each Party shall pay its fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of their respective Representatives; provided that the fees of the Notary shall be equally shared between the Parties; provided, further, that, if the Closing occurs, all fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of their respective Representatives and the fees of the Notary shall be paid by Atlantic or its Subsidiaries, including Circle8 Group (including pursuant to Section 3.10(e) and any fees and expenses incurred by Axiom and Circle8 Group in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of their respective Representatives).

11.2 Notary. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree that the Notary shall execute any notarial deeds related to this Agreement.

11.3 Construction and Usage.

(a) The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Sections” refer to the corresponding Sections of this Agreement.

(b) In this Agreement, (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (viii) “or” is used in the inclusive sense of “and/or”; (ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (xi) references to “Dollar” or $ means the lawful currency of the United States; and (x) the phrase “made available” or similar phrases as used in this Agreement means, with respect to Atlantic, that the subject documents were posted to the Dropbox titled “Circle8 Disc Sch Requests” and made available to Axiom prior to the close of business on the Business Day preceding the date of this Agreement, and, with respect to Axiom and Circle8 Group, the subject documents were posted to the Data Room and made available to Atlantic prior to the close of business on the Business Day preceding the date of this Agreement.

(c) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(d) Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a Party may designate by notice to the other Parties):

if to Atlantic:

Atlantic International Corp.
270 Sylvan Avenue, Suite 2230
Englewood Cliffs, New Jersey 07632
Attention: Jeffrey Jagid, Chief Executive Officer
Email: jjagid@atlantic-international.com

with a copy (which shall not constitute notice) to:

Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th Floor
New York, New York 10158
Attention: Elliot H. Lutzker, Esq.
Email: ehl@dhclegal.com

if to Axiom or Circle8 Group (prior to Closing):

Axiom Partners GmbH
Gubbelstrasse 11
Zug Swiss
Attention: Guus Franke

Email: [redacted]

with a copy (which shall not constitute notice) to:

Jones Day
250 Vesey Street
New York, New York 10281
Attention: Mike Jansen; Ann Bomberger; Rory Hood
Email: mjansen@jonesday.com; ambomberger@jonesday.com; rhood@jonesday.com

11.4 Jurisdiction; Service of Process. Each of the Parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Contemplated Transactions. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.5 Specific Performance. The Parties agree that irreparable damage would occur in the event that the Parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each Party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

11.6 Waiver, Remedies Cumulative. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between the Parties and any of their Related Parties) and constitutes (along with the schedules, exhibits and other agreements, instruments and documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties hereto.

11.8 Disclosure Schedules. The representations and warranties contained in ARTICLES V and VI are qualified by reference to the Disclosure Schedules of Atlantic (the “Atlantic Disclosure Schedules”) and Circle8 Group (the “Circle8 Group Disclosure Schedules”), respectively, attached to this Agreement, and in the SEC Reports of Atlantic and Circle8 Group (collectively, the “Disclosure Schedules”). The Parties agree that the Disclosure Schedules constitute (a) exceptions to particular representations, warranties, covenants, and obligations of Circle8 Group, as set forth in this Agreement, (b) descriptions or lists of other items referred to in this Agreement, and (c) any disclosure set forth in one section or subsection of the Atlantic Disclosure Schedules or Circle8 Group Disclosure Schedules, respectively, shall be deemed to be disclosed by Atlantic or Axiom or Circle8 Group, respectively, for, and apply to and qualify, the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement and each other section or subsection of the Atlantic Disclosure Schedules or Circle8 Group Disclosure Schedules, respectively, to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection of this Agreement or the Disclosure Schedule. Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to any Party or, or the Business. The Parties acknowledge that headings have been inserted on the individual schedules included in the Disclosure Schedules for the convenience of reference only and shall not affect the construction or interpretation of any of the provisions of the Agreement or the Disclosure Schedules.

11.9 Assignments, Successors and No Third-Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties; provided, that Atlantic may collaterally assign its rights hereunder to any financial institution providing financing as a result of the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment in violation of this Section 11.9 shall be void ab initio. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.9.

11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Contemplated Transactions, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

11.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as otherwise provided in this Agreement, express or implied, nothing is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.13 Extension; Waiver. Axiom (prior to the Closing) may (a) extend the time for the performance of any of the obligations or other acts of Atlantic set forth herein, (b) waive any inaccuracies in the representations and warranties of Atlantic set forth herein or (c) waive compliance by Atlantic with any of the agreements or conditions set forth herein. Atlantic may (i) extend the time for the performance of any of the obligations or other acts of Circle8 Group set forth herein, (ii) waive any inaccuracies in the representations and warranties of Circle8 Group set forth herein or (iii) waive compliance by Circle8 Group with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

11.14 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.15 Execution of Agreement. This Agreement may be executed in one or more identical counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic mail in PDF format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic mail in PDF or Docusign formats shall be deemed to be their original signatures for all purposes and shall create a valid and binding obligation of such Party with the same force and effect as if such signature page were an original thereof.

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IN WITNESS WHEREOF, the Parties have executed this Acquisition Agreement on the date first above written.

ATLANTIC INTERNATIONAL CORP., a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer
Axiom Partners GmbH, a company organized under the laws of the Swiss Republic

By:	/s/ Guus Franke
Guus Paul Wilhelm Franke, Chief Executive Officer
Circle8 Group B.V., a company organized under the laws of the Netherlands

By:	/s/ Peter Bernhard Stagge
Peter Bernhard Stagge, Director

SIGNATURE PAGE TO AGREEMENT

ANNEX A

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below.

“Action” means any litigation, suit, action, proceeding, claim, indemnification claim (under contract or otherwise), demand, complaint, grievance, investigation (including a Tax audit), hearing, audit, order, decree, injunction, judgment, ruling, directive, charge, award, arbitration, mediation or otherwise, including those commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Affiliate” and “Affiliates,” with respect to any Person, means any Person or Persons which, directly or indirectly, control(s) or is or are controlled by that Person, or is or are under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Document” or “Ancillary Documents” means any one or more of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement, including the documents and agreements to be delivered by the Parties pursuant to ARTICLE III hereof.

“Alternative Proposal” means any proposal or offer relating to (i) a merger, consolidation, share exchange or business combination involving Atlantic or any of its Subsidiaries, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of twenty percent (20%) or more of the assets of Atlantic and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares of capital stock or other securities, in a single transaction or a series of related transactions, representing twenty percent (20%) or more of the voting power of the capital stock of Atlantic or any of its Subsidiaries, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of Atlantic or any of its Subsidiaries, or (v) any other transaction having a similar effect to those described in clauses (i) – (iv) or that would prevent or materially impede or delay the consummation of the Closing or any of the Contemplated Transactions (including the Conversion and the issuance of all of the Share Consideration). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute an Alternative Proposal.

“Atlantic Board” means the Board of Directors of Atlantic.

“Atlantic Common Stock” consists of all authorized capital stock, $.00001 par value, of Atlantic.

“Atlantic Employee Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA (whether or not subject to ERISA), and all other employment, bonus, commission, retention, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, restricted stock units, phantom stock, equity based compensation, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (a) is sponsored, maintained or contributed to by Atlantic or any of its Subsidiaries, or with respect to which Atlantic or any of its Subsidiaries has or may have any liability (including through its relationship with an ERISA Affiliate), or (b) provides compensation and/or benefits, or describes policies or procedures applicable to any current or former director, officer, employee or individual service provider of Atlantic or any of its Subsidiaries, or the dependents of any thereof.

“Blocked Person” means: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224: (iii) a Person with which Atlantic Group is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any Ancillary Document or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in New York, New York are permitted or required to be closed.

“Circle8 Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases any or all members of Circle8 Group or (ii) all or a material portion of assets or businesses of Circle8 Group (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any material equity or similar investment in any member of Circle8 Group. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Circle8 Acquisition Proposal.

“Circle8 Employee Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA (whether or not subject to ERISA), and all other employment, bonus, commission, retention, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, restricted stock units, phantom stock, equity based compensation, savings, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (a) is sponsored, maintained or contributed to by Circle8 Group, or with respect to which Circle8 Group has or may have any liability (including through its relationship with an ERISA Affiliate), or (b) provides compensation and/or benefits, or describes policies or procedures applicable to any current or former director, officer, employee or individual service provider of Circle8 Group, or the dependents of any thereof.

“Circle8 Intellectual Property” means any and all Intellectual Property that is owned or licensed by Circle8 Group and/or has been or is used or is held for use in the Business, including any and all derivative works developed from such Intellectual Property, and includes the Registered Intellectual Property.

“Clawback Shares” means the number of shares of Atlantic Common Stock equal to the lesser of (i) ten percent (10%) of the Conversion Shares, if any, and (ii) three percent (3%) of the issued and outstanding Atlantic common stock at the time the Share Consideration Adjustment becomes due and payable.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and each of the Ancillary Documents.

“Contract” means any written or oral agreement, note, guarantee, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract or legally binding arrangement or commitment.

“Conversion” means the conversion of the principal amount of the Convertible Note into Atlantic Common Stock pursuant to the Convertible Note.

“Conversion Date” means the date on which the Conversion occurs.

“Conversion Shares” means the shares of Atlantic Common Stock issuable upon conversion of the Convertible Note in accordance with its terms

“Damages” means all Actions, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, dues, liabilities, obligations, Taxes, liens, assessments, levies, losses, fines, penalties, damages, liabilities, costs, fees and expenses, including reasonable attorneys’, accountants’, consultants’, investigators’ and experts’ fees and expenses incurred in investigating, defending or settling any of the foregoing and/or in the enforcement of this Agreement. For the avoidance of doubt, “Damages” shall include any punitive damages owing to a Third Party.

“Data Activities” means the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data, including but not limited, to the General Data Protection Regulation (Regulation (EU) 2016/6790 (“GDPR”).

“Employee Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive- compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental- unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (a) is sponsored, maintained or contributed to by Circle8 Group, or with respect to which Circle8 Group has or may have any liability (including through its relationship with an ERISA Affiliate), and (b) provides compensation and/or benefits, or describes policies or procedures applicable to any current or former director, officer, employee or individual service provider of Circle8 Group, or the dependents of any thereof.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, warrant, purchase right, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim(s)” means any and all administrative, regulatory or judicial actions, suits, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (a) the presence or Release into the environment of any Hazardous Material; (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (c) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Material.

“Environmental Law(s)” means any and all foreign, federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies or rules of common law in effect and any judicial or administrative interpretation thereof as of the Agreement Date and the Closing, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3808 et seq.

“Environmental Permits” means all environmental, health and safety licenses, permits, registrations, approvals, authorizations and agreements from or with Governmental Authorities.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire partnership interests, membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, at any relevant time would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means, with respect to any Party, the making of a statement of fact with the intent to deceive another Party and requires (a) a false representation of material fact in ARTICLE V or ARTICLE VI, as applicable, (b) with Knowledge that such representation is false, (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing such Party, in justifiable reliance upon such false representation, to take or refrain from taking action, and (e) causing such Party to suffer loss by reason of such reliance. For the avoidance of doubt, (x) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness and (y) only the Party who committed a Fraud will be responsible for such Fraud and only to the Party who suffered from such Fraud.

“Fully Diluted Basis” means, as of the date of determination, the Atlantic Common Stock outstanding on such date together with all Equity Interests that would be outstanding on such date assuming the issuance of all Equity Interests issuable upon the exercise, exchange or conversion of: (a) all preferred stock on an as-converted to common stock basis, (b) any indebtedness, securities or other interests (including promissory notes) outstanding as of such date and convertible into or exchange for Atlantic Common Stock or other Equity Interests of Atlantic (whether or not the rights to exchange or convert thereunder are immediately exercisable), excluding (subject to Section 2.2(b)) any shares of Atlantic Common Stock issuable upon the conversion of the IDC Promissory Note, (c) all shares reserved for grant or issuance under Atlantic’s employee equity incentive option pool, and assuming exercise of all convertible rights, options and warrants, reserved or outstanding, directly or indirectly, into Atlantic Common Stock or other Equity Interests of Atlantic, and (d) all shares issuable to any Person (other than the shares of Atlantic Common Stock payable by Atlantic to E.F. Hutton pursuant to Section 3.10(e)) in connection with, related to or arising from the Contemplated Transactions (other than the Initial Share Consideration, Conversion Shares and Contingent Share Consideration) or issuable under any Employee Plan or any consulting agreement, employment agreement or other agreement with a Related Party.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

“Governing Documents” means with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hazardous Materials” means: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs), silica, respiratory irritants, lead and lead based paint and radon gas; (b) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law; and (c) any other pollutant, contaminant, chemical, material, substance, waste or constituent (including crude oil or any other petroleum product and asbestos) addressed by, subject to regulation under, or which can give rise to liability or an obligation under, any Environmental Law.

“IFRS” means International Financial Reporting Standards consistently applied, as in effect from time to time.

“Indebtedness” means, with respect to any Person, all liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities, including earn-out payments or similar obligations, (other than ordinary trade accounts payable) net of any acquisition-related receivables arising under or related to the purchase of such assets, services or securities (other than ordinary trade accounts receivable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of accounts receivable; (g) swap or hedging agreements or arrangements; (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers’ acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) Management Payments; (j) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (i) after giving effect to the Closing; (k) all Indebtedness of the types referred to in clauses (a) through (i) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; and (l) any unfunded pension liabilities.

“Initial Filing Deadline” means the date that is ten (10) Business Days after the date on which Atlantic has received from Circle8 Group all Circle8 Group Financial Statements required for inclusion in, or incorporation by reference into, the Initial Registration Statement, in each case reasonably sufficient in form and substance for filing under applicable SEC rules.

“Initial Voting Agreements” means the Voting Agreements to be entered into by and among Atlantic, Axiom and the other parties thereto concurrently with entering into this Agreement.

“Insolvency Event” means, with respect to a specified Person, (a) the filing of a petition against such Person or the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person or its affairs, and such petition, decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors.

“Intellectual Property” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) internet domain names, trademarks, service marks, trade dress, trade names (including variants thereof currently used in the Business), logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration of patents hereof, (d) mask works and registrations and applications for registration thereof, (e) computer software (including source code and executable code), data, data bases and documentation thereof, including rights to Third Party Software used in the Business, (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, manufacturing, assembly, construction, production and service processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (g) social media accounts, (h) other intellectual property rights, (i) copies and tangible embodiments thereof (in whatever form or medium) and (j) all goodwill associated with the foregoing (including the right to sue and recover damages for past, present and future infringements thereof).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”: means, (a) with respect to Axiom and/or Circle8 Group means the actual knowledge of the individuals set forth on Schedule A of the Circle8 Group Disclosure Schedules, with respect to a particular fact or other matter; (b) with respect to Atlantic Group means the actual knowledge of the individuals set forth on Schedule A of the Atlantic Disclosure Schedules.

“Law” means each provision of any currently implemented Federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

“Lease” means any lease of Real Property or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which any member of Circle8 Group is a Party and any other Contract pertaining to the leasing or use of any equipment.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, and multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Management Payments” means all obligations and liabilities of Circle8 Group (or assumed from other Persons) with respect to all amounts payable to, or on behalf of, current and/or former managers, employees, officers and agents of any member of Circle8 Group pursuant to any Employee Plan or any other arrangement (including any sale bonus, incentive, retention, employment, retirement, compensation, separation, severance or similar plan or agreement) in connection with or as a result of the Contemplated Transactions, whether or not accrued on the Circle8 Group Pro Forma Financial Statements and together with the employer’s portion of all payroll and similar Taxes payable in connection therewith.

“Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to such Person or to the condition (financial or otherwise), results of operations or prospects of such Person or its business taken as a whole; provided, however, that none of the following shall be taken into account (either alone or in combination) in determining whether there has been a or Material Adverse Effect: (a) the effect of any change that is generally applicable to the industry and markets in which such Person operates; (b) without limiting subparagraph (a) immediately above, the effect of any change that is generally applicable to the United States or European economy or its respective securities or financing markets, or the world economy or international securities or financing markets; (c) any event, effect, change or circumstance resulting from or related to an act of God, war, natural disaster, act of terrorism or similar event affecting the United States; (d) the effect of any change in GAAP or applicable Laws; (e) the failure of such Person to meet or achieve the results set forth in any projection, forecast, or budget; (f) the effect of any events or occurrences related to the announcement or consummation of the Contemplated Transactions pursuant to this Agreement; or (g) the effect of any action taken by such Person that is required by the terms of this Agreement or was otherwise taken (or not taken) with the prior written consent of or at the direct request of an authorized officer of the other parties to this Agreement; provided, however, that any change or effect referred to in subparagraphs (a), (b), (c), or (d) of the foregoing definition may be included in the determination of whether a Material Adverse Effect has occurred if such change or effect has a disproportionate adverse impact on such Person, relative to the other companies of similar size operating in the same industry in which such Person operates.

“Material Contract” means contract, agreement, permit or license, written or oral, of Atlantic or Circle8 or any of their Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Notary” means any civil notary (notaris) of Jones Day or any of its deputies.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require extraordinary or special authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken or events that occur, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same or similar line of business as such Person.

“Permitted Encumbrances” means (a) Encumbrances for current Taxes not yet due and payable or for Taxes the amount or validity of which is being contested in good faith by appropriate proceedings with respect to which adequate reserves have been established in accordance with GAAP or IFRS, as applicable; (b) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the Ordinary Course of Business, in each case, for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the face of the balance sheet included in the Atlantic Financial Statements or the Circle8 Group Pro Forma Financial Statements (or other financial statements made available in the Data Room), as applicable; (c) applicable zoning, entitlement, building and other land use Encumbrances promulgated by any Governmental Authority applicable to the Atlantic Leased Real Property or Circle8 Leased Real Property, as applicable, which do not, individually or in the aggregate, interfere in more than a de minimis way with the current use, occupancy or operation of any Atlantic Leased Real Property or Circle8 Leased Real Property, as applicable; (d) as to the Atlantic Leased Real Property or Circle8 Leased Real Property, (i) easements, encumbrances, restrictions and other matters of record, (ii) easements, encumbrances, restrictions and other matters that would be shown by an accurate ALTA title insurance policy or an accurate ALTA/ACSM survey, and (iii) rights of any landlords, and (e) as to Circle8 Group or Atlantic and its subsidiaries any UCC financing statements or their European equivalent.

“Permits” means all Consents, licenses, permits, registrations, approvals, authorizations and agreements from, with, issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including Environmental Permits.

“Person” means any individual, sole proprietorship, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to any Person, is capable of identifying an individual), including data collected automatically, including data collected through a mobile or other electronic device.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the Securities Act.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Real Property” means all parcels and tracts of land, together with all buildings, structures, fixtures and improvements located thereon (including those under construction), and all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of such land, including all easements appurtenant to and for the benefit of such land, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Registered Intellectual Property” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, any member of Circle8 Group.

“Registered IP” means all United States, international and foreign: (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications and filings claiming priority thereto or serving as a basis for priority thereof; (b) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and Internet number assignments; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Registrable Securities” means (i) the Initial Share Consideration, (ii) the Conversion Shares, (iii) the Contingent Share Consideration, and (iv) all securities directly or indirectly issued with respect to any of the foregoing by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (b) such securities shall have been transferred pursuant to Rule 144, (c) the holder of such securities is able to immediately sell such securities under Rule 144 without any restrictions on transfer (including without application of paragraphs (c), (d), (e), (f) and (h) of Rule 144), if such holder holds less than ten (10%) percent of any outstanding securities, or (d) such securities shall have ceased to be outstanding.

“Registration Statement” means any registration statement of Atlantic under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“Related Party” means:

(a) with respect to a particular individual: (i) each other member of such individual’s family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s family; (iii) any Person in which members of such individual’s family hold (individually or in the aggregate) an interest; (iv) any Person with respect to which one or more members of such individual’s family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (v) any Person that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with any of the foregoing individuals; and

(b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (ii) any Subsidiary of such Person; (iii) any Person that holds an equity or other beneficial interest, directly or indirectly, in such specified Person; (iv) each Person that serves as a director, officer, partner, manager, employee, consultant, agent, executor, trustee, advisor or other Representative of such specified Person (or in a similar capacity);(v) any Person in which such specified Person holds an equity or other beneficial interest, directly or indirectly; and (vi) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (x) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (y) the “family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Required Company Stockholder Approval” means the approval of a majority of the Atlantic Common Stock present in person or represented by proxy and entitled to vote at the Atlantic Stockholders Special Meeting for the approval of (a) the issuance of the shares of Atlantic Common Stock issuable upon full conversion of the Convertible Note, (b) the issuance of the Contingent Share Consideration hereunder if and when due, and (c) the transactions contemplated by this Agreement and any Ancillary Document.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the U.S. Federal securities laws.

“Second Filing Deadline” means the date that is ten (10) Business Days after the date of Required Company Stockholder Approval.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation); and the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Superior Proposal” means a bona fide, written and unsolicited Alternative Proposal that did not result from a breach of Section 3.7 involving (i) assets that generate more than fifty percent (50%) of the consolidated total revenues of Atlantic and its Subsidiaries, taken as a whole, (ii) assets that constitute more than fifty percent (50%) of the consolidated total assets of Atlantic and its Subsidiaries, taken as a whole, or (iii) fifty percent (50%) or more of the total voting power of the equity securities of Atlantic, in each case, after the Atlantic Board (after consultation with outside legal counsel and an independent financial advisor) reasonably determines, in good faith, would, if consummated, result in a transaction that is more favorable to the stockholders of Atlantic then the Contemplated Transactions after taking into account all such factors and matters deemed relevant in good faith by the Atlantic Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the Contemplated Transactions.

“Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, estimated, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee or similar assessment, levy, tariff, charge or duty in the nature of a tax, and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Taxing Authority, and any amounts described herein for which a taxpayer is liable pursuant to a tax indemnification agreement, tax sharing agreement, tax allocation agreement or other similar agreement (other than a commercial agreement entered into in the Ordinary Course of Business not primarily relating to Taxes).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed (including any amendment thereto) with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Taxing Authority” means any Governmental Authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.

“Third Party” means a Person that is not a Party to this Agreement and not an Affiliate or Related Party of any such Party.

“Transfer Tax” means all sales, use, value added, transfer, recording, privilege, documentary, gross receipts, conveyance, excise, license, stamp, duties or similar Taxes and fees, regardless of the Person on whom such Taxes are imposed by applicable Law, including any penalties and interest.

“Treasury Regulations” means the regulations of the United States Department of the Treasury promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular Treasury Regulation means, where appropriate, the corresponding successor provision regardless of how numbered or classified.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

* * * * *

Appendix 1

Circle8 Group Subsidiaries

Entity Name	Jurisdiction	Registration Number
Circle 8 GmbH[1]	Germany	HRB 240527 B
Circle8 Consulting GmbH	Germany	HRB53073
Circle8 Professionals GmbH	Germany	HRB95967
Staffing Enterprises B.V.[2]	The Netherlands	30157432
De Staffing Groep Nederland B.V.[3]	The Netherlands	11020532
Staffing Facility B.V.	The Netherlands	30234358
IT-Staffing Europe B.V.	The Netherlands	30273156
People4Office B.V.	The Netherlands	54138264
DynaHouse B.V.	The Netherlands	68703074
Kwiik B.V.	The Netherlands	30119730
FixedToday Holding B.V.	The Netherlands	56889739
Circle8 Belgium BV	Belgium	BE0738.680.338
FixedToday B.V.	The Netherlands	11047341
FixedToday 52 B.V.	The Netherlands	56898746
Circle8 S.à.r.l.	Luxembourg	B296605
Seven Stars ICT Group B.V.	The Netherlands	59668636
Seven Stars Staffing Services B.V.	The Netherlands	54845041
Seven Stars Noord B.V.	The Netherlands	08205026
Seven Stars B.V.	The Netherlands	05078660
Circle8 Switzerland AG4	Switzerland	CHE-368.611.974
Swisslinx International AG	Switzerland	CHE-113.035.072
Swisslinx AG	Switzerland	CHE-105.250.800

[1]	As of the Closing pursuant to Section 8.1(d).
[2]	To be renamed to Circle8 Benelux B.V.
[3]	To be renamed to Circle8 Netherlands B.V.
[4]	As of the Closing pursuant to Section 8.1(d).